FILED PURSUANT TO RULE 424(b)(3)
                                                             FILE NO. 333-120179

                                   PROSPECTUS
                             NIGHTHAWK SYSTEMS, INC.
                     OFFERING UP TO 52,864,500 COMMON SHARES


This prospectus relates to the resale of up to 2,614,500 shares of our common stock pursuant to a Special Warrant sale to individual accredited investors, the resale of up to 48,250,000 shares of our common stock by Dutchess Private Equities Fund, II, LP pursuant to a Debenture Agreement, a warrant and an Investment Agreement, and the resale of up to 2,000,000 shares of our common stock by U.S. Euro Securities, Inc. pursuant to the Investment Agreement. We have received cash proceeds from the sale of the Special Warrants and the issuance of the convertible debentures under the Debenture Agreement with Dutchess, and expect to receive cash proceeds from any "puts" pursuant to the Investment Agreement we have entered into with Dutchess. All costs associated with this registration will be borne by us.

Dutchess, First Associates and U.S. Euro Securities are "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Investment Agreements. In connection with the Debenture Agreement, U.S. Euro Securities received a cash commission of 5% and 100,000 shares of our restricted common stock. In connection with the Investment Agreement, U.S. Euro Securities will receive a cash commission of 5% of cash provided under the agreement and 2,000,000 shares of common stock, which are being registered under this prospectus. In connection with the Special Warrants, First Associates received a cash commission of 8%, or $18,592, of the gross proceeds from the sale of the Special Warrants and 12.5% of the amount of Special Warrants sold for a total number of Special Warrants for First Associates of 145,250.

                                        1

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol NIHK.OB. On November 18, 2004, the last reported closing sale price of our common stock was $0.125 per share.

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
     YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 8.

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. It is a criminal offense to make any representation to the contrary.

                The date of this prospectus is December 3, 2004.

                         TABLE  OF  CONTENTS

PROSPECTUS  SUMMARY                                                           2
RISK  FACTORS                                                                 6
USE  OF  PROCEEDS                                                            10
DETERMINATION  OF  OFFERING  PRICE                                           11
DILUTION                                                                     11
SELLING  SECURITY  HOLDERS                                                   12
PLAN  OF  DISTRIBUTION                                                       13
LEGAL  PROCEEDINGS                                                           15
DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS           15
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT        16
INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL                                   18
CAUTIONARY  STATEMENT  CONCERNING  FORWARD-LOOKING  STATEMENTS               19
DESCRIPTION  OF  BUSINESS                                                    19
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION             23
DESCRIPTION  OF  PROPERTY                                                    29
CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS                           30
MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS              31
EXECUTIVE  COMPENSATION                                                      31
FINANCIAL  STATEMENTS                                                F-1  - F-30


PROSPECTUS  SUMMARY


The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

OUR  COMPANY

We design and manufacture intelligent remote monitoring and power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. Our products save consumers and businesses time, effort and expense by eliminating the need for a person to be present when and where an action needs to be taken. Currently, most commercial control applications utilize telephone lines, which tether the system to a single location and have associated installation and monthly charges. Our wireless products eliminate installation costs and monthly charges for telephone lines. This wireless application also allows businesses and consumers to remotely control unmanned or remote locations that may operate on traditional electrical power, or solar or battery generated power. By utilizing existing wireless technology, we give our users the flexibility to move their application from place to place, without re-engineering their network.

Active applications for our intelligent products include, but are not limited to:

-  Rebooting  unmanned  computer  stations;
-  Remote  switching  of  residential  power;
-  Managing  power  on  an  electrical  grid;
-  Activation/deactivation  of  alarm  and  warning  devices;
-  Displaying  or  changing  a  digital  or  printed  message  or warning signs;
-  Turning  pumps  on  or  off;  and
-  Turn  on  heating  or  cooling  equipment.


                                        2

Our proprietary, wireless products are easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and executing the instructions by 'switching' the electrical current that powers the device, system or process. Our intelligent products can be activated individually or in pre-defined groups for specified time periods with a simple click of a mouse or by dialing a telephone number.

We are a publicly traded company, which trades on the Over-the-Counter bulletin Board of the National Quotation Service under the ticker symbol "NIHK.OB"


HOW  TO  CONTACT  US

Our executive offices are located at 10715 Gulfdale, Suite 200, San Antonio, Texas 78216. Our phone number is 210-341-4811. Our manufacturing facility is located at 8300 East Pacific Place, Suite 204, Denver, Colorado 80231. Our website address is www.nighthawksystems.com. Information contained on our website does not constitute part of this report and our website address should not be used as a hyperlink to our website.

SALES  BY  OUR  SELLING  STOCKHOLDERS

This prospectus relates to the resale of up to 2,614,500 shares of our common stock pursuant to a Special Warrant sale to individual accredited investors, the resale of up to 48,250,000 shares of our common stock by Dutchess pursuant to a Debenture Agreement, a warrant and an Investment Agreement, and the resale of up to 2,000,000 shares of our common stock by U.S. Euro Securities pursuant to the Investment Agreement.

The table below sets forth the shares that we are registering pursuant to the Registration Statement to which this prospectus is a part:

Stockholder                                         Number  of  Shares
---------------------------------------------       ------------------

Dutchess  Private  Equities  Fund  II,  LP          48,250,000  shares  (1)
U.S.  Euro  Securities                               2,000,000  shares
Christopher  Vorberg                                 1,100,000  shares
Rod  Saville                                           600,000  shares
Douglas  Hunter                                        500,000  shares
Fraser  Hindson                                        124,000  shares
First  Associates                                      290,500  shares  (2)

Total  common  stock  being  registered             52,864,500  shares


Stockholder                                         Number  of  Shares
---------------------------------------------       ------------------

Dutchess  Private  Equities  Fund  II,  LP          48,250,000  shares  (1)
U.S.  Euro  Securities                               2,000,000  shares
Christopher  Vorberg                                 1,100,000  shares
Rod  Saville                                           600,000  shares
Douglas  Hunter                                        500,000  shares
Fraser  Hindson                                        124,000  shares
First  Associates                                      290,500  shares  (2)

Total  common  stock  being  registered             52,864,500  shares

(1) For the purpose of determining the number of shares subject to registration with the Securities and Exchange Commission, we have assumed that we will issue not more than 40,000,000 shares pursuant to the exercise of our put right under the Investment Agreement, although the number of shares that we will actually issue pursuant to that put right may be more than or less than 40,000,000, depending on the trading price of our common stock. We currently have no intent to exercise the put right in a manner that would result in our issuance of more than 40,000,000 shares, but if we were to exercise the put right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission and for that registration statement to be deemed effective prior to the issuance of any such additional shares. Under our Debenture Agreement with Dutchess, we are also required to register for resale four times the number of shares (2,000,000) that the $250,000 in convertible debentures would be convertible into based upon the conversion price when we signed the Debenture Agreement of $0.125 per share. Therefore, we are registering 8,000,000 shares of our common stock for resale in connection with the future conversion of the convertible debentures with Dutchess. We are also registering 250,000 shares of our common stock pursuant to a warrant issued to Dutchess which gives them the right to purchase 250,000 shares of our common stock for $0.125 per share for a period of five years.





                                        3

(2) Our Special Warrant offering included an option for First Associates to purchase an additional 12.5%, or 145,250, of the total number of Special Warrants sold. Each Special Warrant is convertible into one share of our common stock and one common stock purchase warrant to purchase a share of our common stock for $0.30 per share. We sold 1,162,000 Special Warrants and First Associates has not exercised its right to purchase any Special Warrants.


THE  OFFERING

Common  stock  offered              52,864,500  shares

Use  of  proceeds                   We  will not  receive  any proceeds from the
                                    sale  by  the  selling  stockholders  of our
                                    common  stock.  We expect  to  receive  cash
                                    proceeds   from   any  "puts"  pursuant  to
                                    the  Investment  Agreement  we have  entered
                                    into  with   Dutchess.   The  proceeds  from
                                    our  exercise of  the put  right pursuant to
                                    the  Investment   Agreement   will  be  used
                                    for working capital and general corporate expenses, expansion of internal operations, and potential acquisition costs. See "Use of Proceeds."

Symbol  for  our  common  stock     Our  common  stock  trades  on  the
                                    OTCBB  Market  under  the  symbol  "NIHK.OB"




                         OUR  CAPITAL  STRUCTURE  AND  SHARES  ELIGIBLE  FOR  FUTURE  SALE


Shares of common stock outstanding as of November 18, 2004                                      30,622,518(1)

Shares of common stock potentially issuable upon
exercise of the put right to Dutchess Private Equities Fund II                                   40,000,000

Shares of common stock issuable upon conversion of Convertible Debentures                         8,000,000
by Dutchess Private Equities Fund II

Shares of common stock issuable upon exercise of a warrant
By Dutchess Private Equities Fund II                                                                250,000

Shares of common stock issuable upon exercise of Special Warrants                                 2,614,500
                                                                                                 ----------

Total                                                                                            81,487,018

(1)  Assumes  no:

 -Exercise  of  vested  options  to  purchase  1,280,534  shares of common stock outstanding  as of November 18, 2004 under  the Nighthawk  Systems, Inc.  2003
  Stock Option  Plan.


 - Conversion of $150,000 convertible note into 750,000 shares as of November
   18, 2004.


- Exercise of outstanding vested warrants to purchase common stock at November 18, 2004, as follows:



















                                        4

Holder             Shares of Common Stock  Exercise Price  Expiration  Date
-----------------  ----------------------  --------------  ---------------
Private  Placement                  75,000             .20       11/05/2004
-----------------  ----------------------  --------------  ---------------
Private  Placement                 150,000             .20       11/06/2004
-----------------  ----------------------  --------------  ---------------
Private  Placement               2,857,143             .07       03/31/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                 150,000             .25       04/01/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                  25,000             .25       06/06/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                 300,000             .25       11/07/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                 600,000             .25       12/01/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                 333,333             .25       01/16/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  40,000             .25       01/18/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                 100,000             .25       01/19/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  40,000             .25       01/22/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  60,000             .25       02/18/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                 200,000             .25       02/23/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  55,000             .25       03/04/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  30,000             .25       03/25/2006
-----------------  ----------------------  --------------  ---------------
Note  Conversion                   375,000             .25       06/30/2006
-----------------  ----------------------  --------------  ---------------
Note  Conversion                   739,423             .25       08/23/2006
-----------------  ----------------------  --------------  ---------------
Total                           6,129,899
-----------------  ----------------------

THE  SPECIAL  WARRANT  OFFERING
-------------------------------

We completed our Special Warrant Offering on June 30, 2004. This prospectus relates to the resale of up to 2,614,500 shares of our common stock by selling shareholders who may acquire the shares pursuant to the sale of Common Stock Units. Under the terms of those sales, we sold Special Warrants for $0.20. Each Special Warrant is convertible into a single share of our common stock and a purchase warrant entitling the holder to purchase an additional share of our common stock for $0.30. The Special Warrants may be exercised at any time before the expiration date, which is defined as the earlier of:

(a)  five  business  days  following  the  date  on which we receive the last of
(i) the SEC declares this registration statement effective, and (ii) the final prospectus is filed with the SEC and

(b)  August  10,  2005

THE  DEBENTURE  OFFERING

This prospectus also relates to the resale of up to 8,250,000 shares of our common stock by Dutchess, who will become a stockholder pursuant to our Debenture Agreement. Under the Debenture Agreement, Dutchess paid us $250,000. Dutchess also received a common stock purchase warrant entitling them to purchase up to 250,000 shares of common stock at a price of $0.125 per share. The warrant expires on August 10, 2009.

We will pay an 8%annual coupon on the unpaid principal amount of the debentures. Prior to the SEC declaring the registration statement effective for the shares underlying the debentures, we will make mandatory prepaid payments, in advance, on the coupon in the amount of one-twelfth of the annual payment, per month, pursuant to each tranche. These coupon payments began on August 15th, 2004, and all subsequent coupon payments are due on the fifteenth calendar day of each month thereafter.

When the SEC has declared the Registration Statement effective, we must pay the coupon at the time of each conversion until the principal amount hereof is paid in full or has been converted into shares of our registered common stock. The interest paid in common stock, shall be delivered to Dutchess, or per Dutchess' instructions, within three business days of the date of conversion. The debentures are subject to automatic conversion at the end of three years from the date of issuance at which time all debentures outstanding will be automatically converted.

THE  INVESTMENT  AGREEMENT
--------------------------

This prospectus also relates to the resale of up to 40,000,000 shares of our common stock by Dutchess, who will become a stockholder pursuant to our Investment Agreement. Under the Investment Agreement, we are allowed to "put" to Dutchess up to $10,000,000. We shall not be entitled to submit a put notice until after the previous put has been completed. The purchase price for the common stock identified in the put notice shall be equal to 95% of the lowest closing best bid price of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares.

As part of the Investment Agreement with Dutchess, we paid a commission to U.S. Euro Securities, of 2,000,000 shares of our common stock. These shares are also being registered under this prospectus.

We can only put shares to Dutchess under the Investment Agreement when we meet the following conditions:

- A registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;

- Our common stock has not been suspended from trading for a period of five consecutive trading days and we have not have been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

- We have complied with our obligations under the Investment Agreement and the Registration Rights Agreement;

- No injunction has been issued and remains in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; or

- The issuance of the common stock will not violate any shareholder approval requirements of any exchange or market where our securities are traded.

The  Investment Agreement will terminate when any of the following events occur:

- Dutchess Private Equities Fund has purchased an aggregate of $10,000,000 of our common stock; or

-  36  months  after  the  SEC  declares  this registration statement effective.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES SINCE INCEPTION AND IF WE CONTINUE TO INCUR LOSSES, THE PRICE OF OUR SHARES CAN BE EXPECTED TO FALL.

We expect to continue to incur losses in the foreseeable future as we expend substantial resources on sales, marketing and research and development of our products. From the effective date of our reverse merger in February 2002 up to the end of the second quarter of the present fiscal year, we have incurred cumulative losses of $4,500,320. If we continue to incur losses, the price of our shares can be expected to fall. We may continue to incur substantial and continuing net losses beyond the next six months. We may never generate substantial revenues or reach profitability.

OUR INDEPENDENT ACCOUNTANTS HAVE ISSUED A GOING CONCERN OPINION AND IF WE CANNOT OBTAIN ADDITIONAL FINANCING, WE MAY HAVE TO CURTAIL OPERATIONS AND MAY ULTIMATELY CEASE TO EXIST.

Our auditors, Gelfond Hochstadt Pangburn, PC, included an explanatory paragraph in their Report of Independent Registered Public Accounting Firm on our December 31, 2003 consolidated financial statements indicating that as of March 12, 2004, there is substantial doubt about our ability to continue as a going concern. We will require additional funds in the future, and any independent auditors report on our future financial statements may include a similar explanatory paragraph if we are unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of our operations. The existence of the explanatory paragraph may adversely affect our relationship with prospective customers, suppliers and potential investors, and therefore could have a material adverse effect on our business, financial condition and results of operations.

OUR  CONTINUED  EXISTENCE  IS  DEPENDENT  UPON  OUR  ABILITY TO RAISE ADDITIONAL
CAPITAL,  WHICH  MAY  NOT  BE  READILY  AVAILABLE.

There is currently limited experience upon which to assume that our business will prove financially profitable or generate more than nominal revenues. From inception, we have generated funds primarily through the sale of securities. We may not be able to continue to sell additional securities. We expect to raise funds in the future through sales of our debt or equity securities until a time, if ever, that we are able to operate profitably. We may not be able to obtain funds in this manner or on terms that are beneficial to us. For the six months ended June 30, 2004 we used funds in our operations of approximately $413,000.
Using that as a basis for estimating cash requirements for the next twelve months, our cash needs would approximate $816,000 through June 30, 2005. Our inability to obtain needed funding can be expected to have a material adverse effect on our operations and our ability to achieve profitability. If we fail to generate increased revenues or fail to sell additional securities you may lose all or a substantial portion of your investment.

WE DEPEND ON CERTAIN CUSTOMERS AND IF WE LOSE ONE OF OUR SIGNIFICANT CUSTOMERS, OUR REVENUES MAY SUBSTANTIALLY DECREASE AND OUR BUSINESS MAY FAIL.

During the year ended December 31, 2003, two orders from Mercury Online Solutions and one order from Alabama Municipal Electric Authority generated 47% and 31% of our revenues, respectively. Several orders from Mercury Online Solutions represented 44% of our revenue during the six month period ended June 30, 2004, and we still had approximately $70,000 remaining to be billed to Alabama Municipal Electric Authority as of June 30, 2004 under their order. If either of these two customers stop generating orders for us altogether, and we are unable to obtain comparable orders from other customers, our revenues would decrease and our business could fail.

OUR DEPENDENCE ON PROPRIETARY TECHNOLOGY AND A LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE IN THE MARKET.

We currently have two patent applications pending. We plan to file additional patent applications for future products or services, although we may not do so, or they might not be approved. Our success is dependent in part on our ability to obtain and maintain patent protection for our products, maintain trade secret protections and operate without infringing the patent or proprietary rights of others. A successful challenge to our ownership of our technology could materially damage our business prospects. Our patent pending applications may not be granted to us. We may not be able to develop additional products that are patentable. Any patents issued to us may not provide us with any commercial advantage. Any of our products may infringe on the patent rights of others. If any of our products are found to infringe on any other patents, we may not be able to obtain licenses to continue and manufacture and license these products or we may have to pay damages as a result of an infringement. Even if our patent applications are approved, the commercial application of the product may not result in any profits to us.

WE DEPEND ON KEY PERSONNEL AND OUR BUSINESS COULD BE ADVERSELY AFFECTED IF THEY WERE TO DEPART.

Our success depends to a significant degree upon the continued contributions of our key management, marketing, service and related product development and operational personnel. Our business requires a highly skilled management team. The technical nature of our products requires an engineer proficient in the provision of wireless systems and controlling electrical switches. Additionally, we require a person with the understanding of the potential applications for our products to a multitude of industries ranging from the electric utility industry to the information technology industry. Two employees, Eric Berg and Myron Anduri, are particularly valuable to us because they possess specialized knowledge about our company and operations and both have specialized skills for our operations making them very difficult to replace. Doug Saathoff currently serves as both our Chief Executive Officer and the Chief Financial Officer, and has experience in raising capital for small cap companies and providing financial oversight that is vital to our ongoing success. We do not currently have employment agreements with Messrs. Anduri, Berg and Saathoff that prohibit them from competing with us upon termination of their employment. Our business may not be successful if, for any reason, any of these officers ceased to be active in our management.

THE LIMITED PUBLIC MARKET FOR OUR SHARES MAY MAKE IT DIFFICULT TO TRANSFER OUR SHARES.

Although our stock is traded on the over-the-counter bulletin board, there is limited trading in our stock and thus no established market for our securities. Holders of our stock may find it difficult to trade their shares until a time that there is a more established market for our securities.

WE DO NOT ANTICIPATE DECLARING ANY DIVIDENDS IN THE FORESEEABLE FUTURE AND MAY NEVER DO SO.

We anticipate that, following the completion of this offering and for the foreseeable future, earnings, if any, will be retained for the development of our business and will not be distributed to shareholders as cash dividends. The declaration and payment of cash dividends, if any, by us at some future time will depend upon our results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and any other factors deemed relevant by our Board of Directors.

                          RISKS RELATED TO OUR INDUSTRY

WELL-FUNDED COMPETITORS COULD ENTER THE MARKET WITH SIMILAR PRODUCTS AND, IF WE CAN NOT EFFECTIVELY COMPETE, OUR BUSINESS MAY FAIL.

To our knowledge, we are the only company to develop and market an easy to use "plug and play" intelligent wireless remote control device. While we have extensive knowledge of utilizing a paging network to provide remote control services, we are not the only company with this knowledge. If another company enters the market, we may have to lower our prices to compete which could adversely affect our revenues. We may also have to increase our costs to differentiate our products. Even if we lower our prices or differentiate our products, we may not be able to compete effectively. If we can not compete effectively, our business may fail.

IF THE COSTS OF CELLULAR SERVICE DECREASE, WE MAY HAVE TO ADAPT OUR PRODUCTS FOR CELLULAR TECHNOLOGY WHICH WOULD INCREASE OUR COSTS AND ADVERSELY AFFECT OUR GROSS PROFITS.

While paging is a very low cost telecommunications medium that enjoys extensive geographic coverage both in the United States and abroad, cellular service now has vast geographic reach as well. Moreover, while the costs of using cellular service for remote control currently are significantly higher than paging, cellular costs may eventually come down to an affordable price for remote control. In this case, to remain competitive, we would have to expend resources to adapt our products for cellular technology, or develop or acquire a cellular product of our own.

WE ARE DEPENDENT UPON THIRD-PARTY SUPPLIERS FOR PAGING AND SATELLITE SERVICES AND MAY BE UNABLE TO FIND ALTERNATIVE SUPPLIERS.

We rely on other companies to supply key components of our network infrastructure, including paging carriers and satellite providers, both of which are critical to our ability to provide remote control services to our customers. We have only a few long-term agreements governing the supply of many of paging services and are dependent upon a third party for several of the other paging services that serve our customers. Additionally, we have only one contract with a satellite carrier. If we were unable to continue to obtain these services, at a commercially reasonable cost, it would adversely affect our business, financial condition and results of operations.


IF OUR PRODUCTS FAIL TO GAIN WIDESPREAD MARKET ACCEPTANCE, OUR ABILITY TO GENERATE SUFFICIENT REVENUES OR PROFIT MARGINS WILL BE LIMITED.

There may not be sufficient demand for our products to enable us to become profitable. We do not know whether any of our products will be sold in sufficient numbers to provide enough revenues to cover operating expenses. In addition, if the electric utility industry develops alternative conservation or load control devices, it could have an adverse effect on our sales.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE IS VOLATILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES FOR HIGHER THAN WHAT YOU PAID.

Our common stock is quoted on the "OTC - Bulletin Board Service" under the symbol "NIHK.OB." The market price of our common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations due to various factors, many of which may be beyond our control, including: annual variations in operating results; announcements of technological innovations or new software, services or products by us or our competitors; and changes in financial estimates and recommendations by securities analysts. In addition, there have been large price and volume fluctuations in the stock market, which have affected the market prices of securities of many technology and services companies, often unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of our common stock. In the past, volatility in the market price of a company's securities has often led to securities class action litigation. This litigation could result in substantial costs and diversion of our attention and resources, which could have a material adverse effect on our business, financial condition and operating results.

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF SECURITIES PURSUANT TO OUR INVESTMENT AGREEMENT WITH DUTCHESS.

The sale of shares pursuant to our Investment Agreement with Dutchess may have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution. At a stock price of $0.12 or less, we would have to issue all 40,000,000 shares registered under this offering in order to draw down on the full equity line.

DUTCHESS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our common stock to be issued under our agreement with Dutchess will be purchased at a 5% discount to the lowest closing best bid price during the five days immediately following our notice to Dutchess of our election to exercise our put right. Dutchess has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess sells our shares, the price of our stock could decrease. If our stock price decreases, Dutchess may have a further incentive to sell the shares of our common stock that it holds. The discounted sales under our agreement with Dutchess could cause the price of our common stock to decline.



WE WILL NEED TO RAISE ADDITIONAL FUNDING AND IF WE ISSUE SUBSTANTIAL AMOUNTS OF COMMON STOCK, CURRENT STOCKHOLDERS MAY EXPERIENCE DILUTION AND OUR STOCK PRICE MAY DECREASE.

We will need to raise additional funding to implement our business plan. As a result, we may issue substantial amounts of common or preferred stock. Sales of substantial amounts of common stock could have a material dilutive effect on shareholders. Additionally, it may be necessary to offer warrants or other securities to obtain strategic relationships or to raise additional capital. All of these issuances will dilute the holdings of existing shareholders thereby reducing the holder's percentage ownership and possibly lowering the price of our common stock.

WE MUST COMPLY WITH PENNY STOCK REGULATIONS THAT COULD EFFECT THE LIQUIDITY AND PRICE OF OUR STOCK.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in these securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to:

-  deliver  a  standardized  risk  disclosure  document  prepared  by  the  SEC;

- provide the customer with current bid and offer quotations for the penny stock;

- explain the compensation of the broker-dealer and its salesperson in the transaction;

- provide monthly account statements showing the market value of each penny stock held in the customer's account;

- make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's executed acknowledgement of the same; and

-  provide  a  written  agreement  to  the  transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares.

                                 USE OF PROCEEDS

Up to 2,614,500 shares of common stock covered by this prospectus will be sold by selling shareholders, who will receive the shares pursuant to the conversion of Special Warrants and the exercise of the underlying common stock purchase warrants. The selling shareholders will receive all of the proceeds from such sales. We received $232,400 from the sale of 1,162,000 Special Warrants, and paid $43,625 in related expenses. First Associates received a warrant to purchase 145,250 Special Warrants in return for sponsoring the placement of the Special Warrants. We will receive the proceeds from the exercise price of the warrant by First Associates and from the exercise of any of the common stock purchase warrants, if they are exercised. The warrants can be exercised for $0.30 per share of common stock and expire two years from their date of issuance. If First Associates converts their warrant, and all of the common stock purchase warrants are exercised, we will receive $421,225 in gross cash proceeds. We do not know if we will receive any proceeds from the warrant issued to First Associates in the near future, nor do we expect to receive proceeds from the exercise of the common stock purchase warrants at $0.30 in the near future because, as of November 18, 2004, the closing price of our stock was $0.125.



Up to 8,000,000 shares of common stock covered by this prospectus will be sold by Dutchess, who will receive all of the proceeds from such sales. We received $250,000 in proceeds from the sale of convertible debentures.

Up to 250,000 shares of common stock covered by this prospectus will be sold by Dutchess, who will receive the shares pursuant to the exercise of warrants issued by us along with the convertible debentures. Dutchess will receive all of the proceeds from such sales. We will receive the proceeds from the exercise of the warrants. The warrants can be exercised for $0.125 per share of common stock and expire on August 10, 2009. If all of the warrants are exercised, we will receive $31,250 in proceeds.

Up to 40,000,000 shares of common stock covered by this prospectus will be sold by Dutchess, who will receive all of the proceeds from such sales. However, we could receive up to $10,000,000 in proceeds from the sale of our common shares pursuant to our Investment Agreement with Dutchess.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds received or expected to be received subsequent to June 30, 2004. The gross proceeds shown below consist of $31,250 from the Dutchess warrants, and a range of proceeds from the Investment Agreement. The gross proceeds shown below do not include proceeds from the issuance of any additional Special Warrants at $0.20 or from the exercise of the common stock warrants underlying the Special Warrants at $0.30, because those prices are well above our recent closing stock prices. Estimated expenses of the Offering include a 5% commission on the proceeds from the Debenture Agreement and the Investment Agreement.





                                                 Proceed if 100%   Proceeds if 50%   Proceeds if 25%   Proceeds if 10%
                                                 of Investment     of Investment     of Investment     of Investment
                                                 Agreement         Agreement         Agreement         Agreement
                                      Priority   Sold              Sold              Sold              Sold

 Gross Proceeds                                       $10,031,250        $5,031,250        $2,531,250        $1,031,250
 Estimated expenses of the Offering                       525,000           275,000           150,000            75,000
                                                 ----------------  ----------------  ----------------  ----------------
Net proceeds                                           $9,506,250        $4,756,250        $2,381,250          $956,250
                                                 ================  ================  ================  ================


Working capital and general
corporate expenses                      1st            $3,000,000        $2,500,000        $2,000,000          $900,000
Expansion of internal operations        2nd            $2,000,000        $1,000,000          $381,250           $56,250
Potential acquisition costs(1)          3rd            $4,506,250        $1,256,250                $-                $-
                                                 ----------------  ----------------  ----------------  ----------------
                                                       $9,506,250        $4,756,250        $2,381,250          $956,250
                                                 ================  ================  ================  ================
(1)  From  time to time we evaluate opportunities to make acquisitions of assets or  businesses  that we believe would help us achieve our goal of profitability, but  we  are  not  currently  planning  any  material  acquisitions.


Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds and other high-grade, short-term interest-bearing investments.

                         DETERMINATION OF OFFERING PRICE

The selling stockholders may sell shares in any manner at the current market price or through negotiated transactions with any person at any price.

                                    DILUTION

Our net tangible book value as of June 30, 2004 was ($1,001,870), or ($0.04) per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Net tangible book value as of June 30, 2004 is calculated by subtracting our net intangible asset of $8,658 from net total book value (total assets less total liabilities) of ($993,212). Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued to Dutchess Private Equities Fund II under the Debenture Agreement and Investment Agreement, and to any additional purchasers of Special Warrants and their underlying common stock purchase warrants. The amount of dilution resulting from share issuances to Dutchess will be determined by our stock price at or near the time of the conversion of the debentures by Dutchess or the put of shares to Dutchess by us. The amount of dilution resulting from share issuances to purchasers of Special Warrants will depend on how many additional Special Warrants are sold by us and how many of the underlying common stock purchase warrants are exercised. The following example shows the dilution to new investors assuming i) no additional sales of Special Warrants and no exercises of the underlying common stock purchase warrants; ii) The conversion of all $250,000 convertible debentures at $0.09 which is based on our closing bid price of $0.12 on October 29, 2004; iii) the exercise of 250,000 warrants at $0.125 issued with the convertible debentures, and iv) the issuance of 100%, 50%, 25% and 10% of the 40,000,000 shares of common stock to Dutchess Private Equities Fund at an assumed offering price of $0.13 per share which is based on the closing price of our common stock on October 29, 2004 of $0.14 adjusted for the 5% discount at which we will issue shares under our agreement with Dutchess Private Equities Fund. The discount is defined as 95% of the lowest closing bid price of our common stock during the five consecutive trading day period immediately following our notice to Dutchess Private Equities Fund of our election to exercise our put rights.

Using the above assumptions, less $25,000 of offering expenses and 5% cash commission , our pro forma net tangible book value as of June 30, 2004 would have been as follows:





Pro Forma Effects of Dilution from Offering:
Assumed percentage of shares issued                             100%         50%          25%        10%
Number of shares issued (in millions)                           40           20           10          4
Assumed public offering price per share                        $0.13        $0.13        $0.13       $0.13
Stock discount recognized as interest expense                  $363,333     $223,333     $153,333    $111,333
Net tangible book value per share before this offering        ($0.04)      ($0.04)      ($0.04)     ($0.04)
Net tangible book value after this offering                    $3,932,547   $1,545,548   $352,049   ($364,050)
Net tangible book value per share after this offering          $0.06        $0.03        $0.01      ($0.01)
Dilution of net tangible book value per share to new investors $0.12        $0.11        $0.11       $0.9
Increase in net tangible book value per share to existing
shareholders                                                   $0.10        $0.07        $0.05       $0.03

You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Debenture Agreement and the Investment Agreement to Dutchess. That is, as our stock price declines, we would be required to issue a greater number of shares under the Debenture Agreement for a conversion and under the Investment Agreement for a given advance. This inverse relationship is demonstrated by the table below, which shows the number of shares to be issued under the Debenture Agreement at a price of $0.09 per share and the Investment Agreement at a price of $0.13 per share, and 25%, 50% and 75% discounts to those prices.





% discount                0%           25%             50%             75%
Offering price(1)        $0.13        $0.10           $0.07           $0.03
Conversion price(2)      $0.09        $0.07           $0.05           $0.02
No of shares(3)           10,769,231   14,358,974      21,538,462      43,076,923
No of shares(4)           2,777,778    3,703,704       5,555,556       11,111,111
Total outstanding(5)      40,080,697   44,596,366      53,627,705      80,721,722
% outstanding(6)          34%          41%             51%             67%
(1)  Represents  sales  price  under  Investment  Agreement.

(2)  Represents  conversion  price  under  Debenture  Agreement.

(3) Represents the number of shares of common stock to be issued at the prices set forth in the table to generate $1.4 million in gross proceeds under the Investment Agreement.

(4) Represents the number of shares of common stock to be issued at the prices set forth in the table upon conversion of $250,000 in convertible debentures.

(5) Represents the total number of shares of common stock outstanding after the issuance of the shares from (3) and (4) above, assuming no issuance of any other shares of common stock.

(6) Represents the shares of common stock to be issued as a percentage of the total number shares of common stock outstanding (assuming no exercise or conversion of any options, warrants or other convertible securities).


                            SELLING SECURITY HOLDERS

Based upon information available to us as of November 18, 2004, the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholders as a gift, pledge, distribution or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.



                                                                                                                       Percentage
                                                                                                                         Owned
                    Ownership Before Offering         Shares Being Offered        Shares after the Offering (1)        After the
                                                                                                                      Offering(2)
                  ----------------------------       -----------------------     -----------------------------       --------------
Dutchess Private Equities
Fund II, LP  (3)                            0                       48,250,000                              0                    0%
312 Stuart St., Third Floor
Boston, MA 02116

U.S. Euro Securities                2,100,000                        2,000,000                        100,000                     *
330 Washington Blvd,, Ste 706
Marina del Rey, CA 90292 (5)

Christopher Vorberg                 1,420,000                      1,100,000(4)                       320,082                    1%
7671 Abercrombie Drive,
Richmond, British Columbia, Canada

Rod Saville                           600,000                        600,000(4)                             0                    0%
7987 Wentworth Drive SW,
Calgary, Alberta, Canada

Douglas Hunter                        544,000                        500,000(4)                        44,000                     *
1420 Joliet, Ave., SW,
Calgary, Alberta, Canada

Fraser Hindson                        179,000                        124,000(4)                        55,000                     *
5099 Topaz Place,
Richmond, British Columbia, Canada

First Associates                            0                        290,500(4)                             0                     0
Suite 500, Bentall Five,
550 Burrard St.
Vancouver, BC V6C 2B5 (6)

* Less than 1%
(1)The  numbers  assume  that  the  selling  stockholder  have  sold  all of the shares  offered  hereby  prior  to  completion  of  this  offering.
(2)Based  on  30,622,518  shares  outstanding  as  of  November  18,  2004.
(3)Michael   Novielli   and   Douglas  Leighton  are  the  Managing  Members  of
   Dutchess   Capital  Management,  LLC,   which   is  the  General  Partner  of
   Dutchess Private  Equities  Fund  II,  LP.
(4)Shares  that  may  be acquired pursuant to our Special Warrant offering.  Our
   Special  Warrant  offering  resulted  in  the issuance of  1,162,000  Special
   Warrants  to  accredited  investors,  and   an  option  to  First  Associates
   Allowing them  to purchase an additional 12.5 percent,  or  145,250,  of  the
   Total number of Special  Warrants  sold. Each  Special Warrant is convertible into one share of our  common  stock  and one common stock  purchase  warrant to purchase a share of our  common  stock  for  $0.30  per  share. The number of shares reflects the underlying  shares  for both  the  Special Warrant and the purchase warrant.
(5)The  principals  of U.S. Euro Securities are Michael R. Fugler, Chairman, and
   Ray  Dowd,  President.
(6)The  principals  of  First Associates are William Packham, Chairman and Chief
     Executive  Officer,  and  Stuart  R.  Raftus, President and Chief Operating
     Officer.

                              PLAN OF DISTRIBUTION

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or

- in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

-  at  prices  related  to  prevailing  market  prices,  or

-  in  negotiated  transactions,  or

-  in  a  combination  of  these  methods  of  sale;  or

-  any  other  method  permitted  by  law.

The selling stockholders may be deemed underwriters. The selling stockholders may effect these transactions by offering and selling the shares directly to or through securities broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom these broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Dutchess Private Equities Fund, II, First Associates and U.S. Euro Securities and any broker-dealers who act in connection with the sale of our shares will be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal will be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of this distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

-  engage  in  any  stabilization activity in connection with any of the shares;

-  bid  for  or  purchase any of the shares or any rights to acquire the shares,

- attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.


We have informed the selling stockholders that they must affect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

We engaged U.S. Euro Securities as our placement agent with respect to the securities to be issued under the Equity Line of Credit. To our knowledge U.S. Euro Securities has no affiliation or business relationship with Dutchess Private Equities Fund II. U.S. Euro Securities is our exclusive placement agent in connection with the Investment Agreement. We agreed to pay U.S. Euro Securities 5% of the Put Amount on each draw. The Placement Agent agreement terminates when our Investment Agreement with Dutchess Private Equities Fund II terminates pursuant to the terms of that Investment Agreement.

We engaged First Associates as the underwriter with respect to the Special Warrants. To our knowledge, First Associates has no affiliation with Dutchess Private Equities Fund, II. First Associates received a cash commission of 8%, or $18,592, of the gross proceeds from the sale of the Special Warrants and 12.5% of the amount of Special Warrants sold for a total number of Special Warrants for First Associates of 145,250.

                                LEGAL PROCEEDINGS

Charles McCarthy vs. Nighthawk Systems, Inc., Case no CV03-5406, Second Judicial District Court, County of Washoe, State of Nevada. In May 2003, we were sued by a former Board member seeking recovery for the value of 350,000 shares, or $209,500, and $120,000 due his firm under a retainer agreement between Peregrine Control Technologies, Inc. and his firm. The former Board member had previously signed a settlement agreement with us in which he agreed to cancel all potential claims against us and our directors in return for 150,000 unregistered shares trading at a value of $0.60 or higher. In October 2004 we reached an agreement with Mr. McCarthy to settle the case. Under the Settlement Agreement and Release, we will pay McCarthy $55,000 in three payments over the course of one year from the date of the settlement.

Lawrence Brady and Mark Brady vs. Peregrine Control Technologies, Inc., et al., District Court, City & County of Denver, Colorado. In April 2004, we, along with the current officers and board members and several of our former directors, were sued by a former director and his son for, among other things, breach of contract for unlawful termination and failure to provide stock. The alleged breaches and other claims all stem from their service as our director and chief financial officer, respectively, for part of 2001 and part of 2002. The aggregate amount of damages claimed is not specified. We filed a counterclaim against the Bradys for non-performance and breach of fiduciary duties. This counterclaim was allowed to proceed by the court over the objection of the Bradys.

     DIRECTORS, EXECUTIVE OFFICERS, SIGNFICANT EMPLOYEES AND CONTROL PERSONS


The following table sets forth the name, age, positions, and offices or employments for the past five years as of November 18, 2004, of our executive officers and directors. Members of the board are elected and serve for one year terms or until their successors are elected and qualify. All of the officers are appointed by the Board.

    NAME                                 AGE       POSITION

    H.  Douglas  Saathoff                 42       Chief  Executive Officer and
                                                   Chief  Financial  Officer
    Max  Polinsky                         46       Director  and Chairman of the
                                                   Board
    Patrick  A.  Gorman                   39       Director
    Myron  Anduri                         48       President
    Eric  Berg                            49       Vice  President-Engineering


Mr. Saathoff, CPA, joined us as our full-time Chief Financial Officer on January 1, 2003 after serving in that capacity on a part-time consulting basis beginning in October 2002. On March 26, 2003, he was promoted to the position of Chief Executive Officer. Prior to joining us, he served as Chief Financial Officer for ATSI Communications, Inc., from June 1994 through July 2002 and as a Board Member of ATSI's publicly traded subsidiary, GlobalSCAPE, Inc. from April 1997 through June 2002. During his tenure at ATSI, he was directly responsible for establishing and monitoring all accounting, financial, internal reporting and external reporting functions, and had primary responsibility for fundraising efforts. ATSI raised over $60 million in debt and equity financing from both individuals and institutions during Doug's tenure, and moved from the Canadian Over The Counter market to the U.S. Over The Counter market and eventually to a listing on the American Stock Exchange in February 2000. ATSI grew from San Antonio-based start-up with 11 employees to an international operation with in excess of 500 employees and operations in the U.S., Mexico, Costa Rica, Guatemala and El Salvador with annual revenues in excess of $60 million. He was instrumental in the acquisition of subsidiaries and customer bases, as well as the divestiture of GlobalSCAPE in June 2002. Prior to joining ATSI, Doug served as the Accounting Manager, Controller and Financial Reporting Manager for U.S. Long Distance Corp. from 1990 to 1993. While at U.S. Long Distance Corp. he was responsible for supervising all daily accounting functions, developing internal and external financial reporting of budgeted and actual information, and for preparing financial statements for shareholders, lending institutions and the Securities and Exchange Commission. Doug also served as Senior Staff Accountant for Arthur Andersen & Co. where he planned, supervised and implemented audits for clients in a variety of industries, including telecommunications, oil & gas and financial services. Doug graduated from Texas A&M University with a Bachelor of Business Administration degree in Accounting.

Mr. Polinsky was elected a member of the Board in April 2002. He is a director and principal of Venbanc, Inc., an investment and merchant bank located in Winnipeg, Manitoba Canada that he founded with a partner in 1994. Venbanc specializes in the structuring and financing of start-up companies and provides follow-up financial and management advisory assistance. It has successfully funded and taken public several companies in Canada and the United States in the past ten years. Prior to this, Mr. Polinsky was the general manager of City Machinery Ltd., a nationwide power transmission parts distributor with offices across Canada. He began his career as a stockbroker at Canarim Investment Corp., now Canaccord Capital, in 1982. Mr. Polinsky graduated with honors from the University of Manitoba with a degree in Business Administration, Finance Major, and has the financial expertise required for the audit committee.



Mr. Gorman was elected a member of the Board in April 2002. He is the managing director of Gorman and Associates, Inc., a strategic consulting firm for corporate and government affairs. Mr. Gorman's focus at Gorman and Associates includes law and the legislative process, communications, government relations, and operations. Over the last 10 years, he has advised corporations, non-government organizations, non-profits, and individuals on issues pertaining to criminal law, the environment, telecommunications, international trade, fund raising, community development, media relations, and alternative dispute resolution. Mr. Gorman is a member of the Advisory Board of New Media Strategies, Inc., an Internet service provider focused on public relations, communications, and viral marketing. Mr. Gorman is also a Board member of the Echo Hill Campership Fund, a local non-profit whose mission is to send the neediest, very low-income, inner-city youths to camp on the Chesapeake Bay. Mr. Gorman is admitted to practice law in Maryland and the District of Columbia.

Mr. Anduri joined us in January 2000 and was promoted to President in December 2003 from his previous position as Vice President of Sales. From 1999 to 2000 he was Vice President-New Business Development for Kyocera Solar Inc. of Scottsdale, Arizona. While with Kyocera, he worked to develop new market areas for the company's solar power products. From 1997 to 1999 he served as Vice President- Telecommunications Division, a $21 million international unit, where he managed all sales and engineering efforts. From 1993-1997 Mr. Anduri was Senior Vice President-Marketing and Sales for Photocomm Inc. a Nasdaq-traded company based in Scottsdale Arizona, which was ultimately acquired by Kyocera in 1997. He also served as Vice President-Industrial Division of Photocomm from 1989-1993 and was the Rocky Mountain Regional Manager from 1987-89. Mr. Anduri holds a B.A. in Economics from Colorado State University.

Mr. Berg joined us in 1999 as our Vice President - Engineering. Mr. Berg spent more than 25 years in the engineering field specializing in design and development. From 1987 to 1998 he held numerous project engineering positions at SCI Systems, the third largest contract manufacturer of printed circuit boards in the world. His responsibilities focused on design and management for projects relating to hand-held satellite receivers, computers, and military avionics. From 1979 to 1987 Mr. Berg was employed by Aydis Corporation as a design and development engineer, designing computer interfaces for various minicomputer platforms, integration engineering for new products and hardware and software for in-house test equipment used in pulse code modulation telemetry equipment for the U.S. Space Shuttle program. Mr. Berg received a B.S. in Electrical Engineering from the University of Maine, and completed graduate level coursework in both Electrical Engineering and Technical Management.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our outstanding classes of stock as of November 18, 2004, by each person known by us to (i) own beneficially more than 5% of each class, (ii) by each of our Directors and Executive Officers and (iii) by all Directors and Executive Officers as a group. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law.

The number of shares of common stock issued and outstanding on November 18, 2004 was 30,622,518 shares. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on November 18, 2004, plus shares of common stock subject to options held by each person on November 18, 2004 and exercisable within 60 days thereafter. The address for officers and directors is: c/o Nighthawk Systems, Inc., 10715 Gulfdale, Suite 200, San Antonio, TX 78216.





NAME AND ADDRESS OF        AMOUNT AND NATURE OF               PERCENT OF
BENEFICIAL OWNER           BENEFICIAL OWNER                      CLASS

Steven  Jacobson           3,775,654     (a),  (b)              12.3%
6600  E  Hampden  Ave
3rd  Floor
Denver, CO  80224

Max  Polinsky                525,000     (c)                     1.7%


Patrick  Gorman              175,000     (d)                     1.0%

Eric Berg                     66,667     (f)                     1.0%


H.  Douglas  Saathoff        564,996     (e)                     1.8%


Herbert  I.  Jacobson
1011  S.  Valentia  St.,
#87 Denver,  CO  80247     2,721,800     (g)                     8.9%

Myron  Anduri              3,608,486     (h)                    11.6%

Tomas  Revesz              3,996,894     (i)                    11.7%
P.O.  Box  2498
McAllen, TX 78502

Directors and officers     6,017,049                            19.1%
as a group


NOTES:

(a) Includes 150,000 shares under options, which vest within 60 days, and 2,525,654 shares held under in an irrevocable voting agreement with Myron Anduri which was executed on September 8, 2003 and which will survive for a period of five years from that date. Pursuant to the Voting Agreement, Mr. Anduri has the right to vote the proxy of said shares on all matters submitted to a vote of the shareholders with the single exception of votes on any proposal to change fifty one percent or more of the ownership of the Company. Steven Jacobson was Chief Executive Officer and a director until March 2003, at which time he became a salaried employee. He is no longer employed by us.

(b) Includes 550,000 shares held in trust for Aaron Guth that expires on June 11, 2006 and 550,000 shares held in trust for Adam Guth that expires on March 31, 2009. Steven Jacobson acts as trustee for both, and has all rights afforded any shareholder, including voting rights, until the trusts expire.

(c) Includes 200,000 shares that are owned by Venbanc, Inc., of which Mr. Polinsky is a partner, and 75,000 shares under option that vest November 13, 2004.

(d)     Includes  75,000  shares underlying options that vest November 13, 2004.

(e) Includes 166,667 shares underlying options exercisable as of January 1, 2004.

(f) All are shares underlying options which vest in thirds on each of three successive anniversaries following the grant of these options.

(g) Includes 1,255,900 shares held in the name of Herbert Jacobson's wife, Sharon Jacobson.

(h) Includes 1,082,832 shares (including 431,416 shares underlying warrants and options) owned directly by Mr. Anduri and 2,525,654 shares held under an irrevocable voting agreement with Steve Jacobson which was executed on October 23, 2003 and which will survive for a period of five years from that date. Pursuant to this agreement, Mr. Anduri has the right to vote the proxy of said shares on all matters submitted to a vote of the shareholders with the single exception of votes on any proposal to change fifty one percent or more of the ownership of the Company. Mr. Anduri receives no economic benefits from the shares subject to this Voting Agreement.



                                       17

(i) Includes an estimated 2,857,143 shares from a warrant to exercise up to $200,000 in stock at a price equal to 50% of the average closing price of Nighthawk stock for the ten day period preceding the exercise of the warrants, exercisable at any time up to March 31, 2005, and 750,000 shares that are convertible under a promissory note. These shares are convertible at any time.

                           DESCRIPTION OF COMMON STOCK

Our Certificate of Incorporation authorizes us to issue 50,000,000 shares of common stock, par value $.001 per share. The number of shares of common stock issued and outstanding on November 18, 2004 was 30,622,518 shares. We do not have enough authorized shares to issue all of the shares on this registration statement. We intend to hold a special meeting for the purpose of increasing our authorized shares.

VOTING RIGHTS. The holders of shares of common stock are entitled to one vote, either in person or by proxy, per share on each matter submitted to a vote of stockholders. At each election of Directors, every stockholder entitled to vote in such election shall have the right to vote in person or by proxy the number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has the right to vote, but the shareholder shall have no right to accumulate his or its votes with regard to such election. Holders of Common Stock have no preemptive or other rights to subscribe for shares.

DIVIDEND POLICY. All shares of common stock are entitled to receive when, as and if declared by our Board of Directors, out of the funds legally available thereof, the dividends payable in cash, common stock, or otherwise.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in our company or was a promoter, underwriter, voting trustee, director, officer, or employee. No expert has any contingent based agreement with us or any other interest in or connection to us.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated balance sheet as of December 31, 2003 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended December 31, 2003 included in this Form SB-2, have been audited by Gelfond Hochstadt Pangburn, P.C., independent registered public accounting firm, as stated in their report appearing herein.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article X of our Amended and Restated Articles of Incorporation and Bylaws state every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.


The Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Certificate of Incorporation and By-laws, Nevada law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court's determination.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements, including statements regarding our expansion plans. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in our "Risk Factor" section and elsewhere in this report. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

                             DESCRIPTION OF BUSINESS
HISTORY

We incorporated as TPI, Inc., under the laws of the State of Utah on April 26, 1983. In 1985, we changed our location from Utah to Nevada and our name to Connections Marketing Corp. In July 1992, our shareholders voted to change our name to LSI Communications, Inc.

On June 21, 1999, we entered into a Plan of Acquisition with Coaching Institute, Inc., a Utah corporation, in which we issued 2,500,000 shares of common stock for 85,000 shares, or 85% of the outstanding common stock of Coaching Institute. The agreement provided for us to receive options to acquire the remaining 15% of the issued and outstanding stock of Coaching Institute in exchange for 2,045,455 shares of our common stock. On February 1, 2001, we exercised our option by issuing to Coaching Institute 2,045,455 shares of our common stock valued at $2,045. After the acquisition, both companies were surviving with Coaching
Institute  being  a  wholly  owned  subsidiary  of  LSI  Communications,  Inc.

The acquisition of Coaching Institute was recorded using the purchase method of a business combination. Operating activities have been included from Coaching Institute in the consolidated financials since June 21, 1999. Due to the common ownership of Coaching and LSI, we valued the acquisition of Coaching Institute at its historical cost, which was $34,728.

In November 2001, we sold the assets and liabilities of Coaching Institute. We recognized a loss on the sale of $574,236. At the time of the reverse acquisition of Peregrine Control Technologies, we had no assets or liabilities, or ongoing operations.

Effective February 1, 2002, we acquired 100% of the issued and outstanding shares of Peregrine Control Technologies, Inc. in exchange for 14,731,200 post reverse split shares of our common stock. In conjunction with the acquisition and the change in focus of our business, we changed our name to Peregrine, Inc. on January 10, 2002 and later to Nighthawk Systems, Inc. on April 29, 2002. Prior to the acquisition of Peregrine Control Technologies, we had conducted a reverse split of our shares on a 1:100 basis, and had 4,600,256 shares outstanding. The acquisition was recorded as a reverse acquisition, with Peregrine Control Technologies being the accounting survivor.

Peregrine Control Technologies was originally incorporated as a Colorado company in 1992, and originally operated as a family-owned business specializing in paging repair. Through knowledge gained in the operation of the business, we began developing a specialized circuit board which could receive paging signals and switch electrical power. In its simplest form, the technology gave the user the ability to turn devices "on" or "off" from or to remote sites. Through limited marketing, we were able to solve specific control problems for both large and small companies through customization of the original circuit board. In September 2001, Peregrine Control Technologies acquired certain assets and liabilities of Vacation Communications, Inc., including a retail paging customer base.

In July 2003, we sold back the remaining assets and liabilities we had acquired from Vacation Communication to the original owners of Vacation Communication. The assets disposed of in the sale consisted primarily of a retail paging customer base which was declining in size and producing negative cash flows. Retail paging is not core to our business and diverted our limited resources from building up our remote control products business. We recognized a gain on the disposal of this segment of our business.

OUR  BUSINESS

We design and manufacture intelligent remote monitoring and power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. Our proprietary, wireless products are ready to use upon purchase, so they are easily installed by anyone, regardless of technical ability, and are also easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and execution of the instructions by 'switching' the electrical current that powers the device, system or process. Our intelligent products can be activated individually, in pre-defined groups, or en masse, and for specified time periods with a simple click of a mouse or by dialing a telephone number.

Our products have been uniquely designed and programmed to be simple and ready to use upon purchase by anyone, almost anywhere, at affordable prices. It is our goal to have our products become commonplace, accepted and used by businesses and consumers alike in their daily routines.


We save consumers and businesses time, effort and expense by eliminating the need for a person to be present when and where an action needs to be taken. By utilizing existing wireless technology, we give our users the flexibility to move their application from place to place, without re-engineering their network. Currently, most commercial control applications utilize telephone lines, which tether the system to a single location and have associated installation and monthly charges. Our products make companies more profitable by eliminating installation costs and monthly charges for telephone lines, and allow for remote control of unmanned or remote locations that may operate on traditional electrical power, or solar or battery generated power.

THE  MARKETPLACE

The controls industry is characterized by companies that sell remote asset management and tracking systems and related products. On a consumer basis, most people think of remote control in a recreational sense. However, many companies both large and small are seeking ways to save money and lower the risk of liability by replacing processes that require human intervention with processes that can be controlled remotely without on-site human intervention. Today, the remote control of physical assets and processes is performed primarily through the use of telephone line based systems. However, telephone lines are expensive, requiring monthly fees, and more importantly, they restrict the remote control to the availability of the telephone line between the person operating the remote control and the asset to be controlled. In contrast, our products are wireless and can therefore be operated from any location, regardless of the availability of a telephone line. This means that the asset does not have to be tethered to a fixed location in order to be accessed. Moreover, our products are designed to work with a variety of wireless media including paging and satellite based systems. Almost any device that runs off an electrical current, whether battery, solar or line generated, can be controlled by one of our devices. We have identified primary markets such as electric utility, IT professional and traffic control/emergency management, as well as secondary markets such as irrigation, outdoor advertising, oil/gas, security for our products.

Over the past two years, we have sold the majority of our units to electric utilities, a kiosk manufacturer and operator, and to companies that use the equipment for emergency signage or notification along roadways. Electric utilities utilize our products to remotely turn power on or off to entire houses or to specific appliances that consume large amounts of electricity, such as air conditioners and hot water heaters. When attached to an electric meter, our units can connect or disconnect power to an entire house, allowing the utility to avoid sending a vehicle and personnel to the site to perform the task manually by connecting or disconnecting the meter. When installed between the meter and an appliance, our product allows the electric utility to remotely turn on and/or off large numbers of appliances simultaneously on demand with a single wireless transmission. By doing so, electric utilities can manage the load across their power grid on demand during times of peak electricity in an effort to avoid blackouts or purchases of expensive additional power on the spot market.

We manufacturer a product that is typically used to reboot computer equipment. During the past two years, we have sold a large number of units to a kiosk manufacturer and operator that uses our product to reboot, from a central location, unattended kiosks that it has installed throughout the United States for its customers.

We have also sold many products over the past two years to companies that need to turn on emergency signage, lights or signals along roadways. Examples include turning on flood warnings, tornado warnings, school crossings and radio broadcasts. Our products are useful for these purposes because they are wireless, meaning that they can be easily moved, and they can be activated on demand from a central or from multiple locations.



We have sold small numbers of our remote control products to companies that provide monitoring services for the oil/gas and irrigation industries. Our products are integrated into monitoring products so that in addition to simply monitoring the flow of liquids, the monitor can also provide valve shut-off or turn on services for watering systems and/or oil or gas pipelines. Similarly, in the security market, our products have been integrated with monitoring so that doors and gates can be opened or closed remotely. Additionally, our products have been integrated into outdoor advertising so that lighting systems for billboards can be activated on a remote basis.

TECHNOLOGY  AND  PRODUCTS

Our products have been in service for over five years, primarily to fit custom applications. Our products are shipped ready for use and are pre-programmed before shipment to the customer. Our electric utility products come in their own enclosures, which fit underneath electric meters. Our computer products come as "plug and play" devices; a user simply plugs his computer into the Nighthawk device, which is then plugged into the electrical outlet. To our knowledge, we are the only company currently providing a "plug and play" ready to use wireless remote control device.

Our products typically utilize a common paging signal found virtually worldwide. Paging is often used because it is very secure, inexpensive, and easy to use. Customers can choose to operate their own paging accounts, or arrange for the service directly through us. We have also developed Windows-based software packages that enable customers to activate the remote control units from a personal computer. Paging, when combined with our proprietary firmware and software, allows for a "group call" feature whereby a user can access multiple sites at the same time using a single paging number. This exponentially increases the functionality of the product. Our products can be adapted to function with any wireless, or wireline-based, communications medium.

In August 2003, we signed an agreement to become a value-added reseller for Orbcomm, a low-earth orbit, satellite system. This relationship expands our coverage beyond the reach of paging and cellular systems and allows us to offer global solutions for companies that have global needs. Additionally, satellite technology enables our products to be used in conjunction with monitoring equipment due to the two-way communication capability. Unlike paging, which allows for one-way communication, satellite communications allow the customer to get confirmation from the device that the control has been effectuated or that the flow, for example, of liquids being monitored has been shut off or turned on, as the case may be.

We purchase wholesale paging services from paging carriers, including Vacation Communication, for nationwide and international coverage. We offer paging services to customers that buy our products but do not have their own private paging networks. Several customers own their own private paging networks and, hence, do not require us to arrange for their paging services.

MANUFACTURING

We assemble our finished products at our Denver, Colorado facility. We sub-contract for assembly of various components, and utilize several vendors for parts that do not require assembly. Parts and sub-assembly services are widely available and we do not depend on any one supplier, although during our fiscal year ended December 31, 2003 68% of parts cost was incurred with one supplier, Quality Concepts Manufacturing, Inc. The same supplier accounted for 53% of our parts cost during the six month period ended June 30, 2004. During the final assembly process, individual units are programmed depending on their destination or customer requirements, tested, and then shipped to the customer for installation.

CUSTOMERS

Electric utilities who have purchased our products include but are not limited to PECO Energy, Central Vermont Public Service, Alabama Municipal Electric Association, El Paso Electric, Duquesne Light Company and Washington EMC. Companies who have purchased our products for rebooting purposes include, but are not limited to, Mercury Online Solutions, Blue Sky Wire, West Coast Wireless and Unity Communications. The following companies comprise a sample of those companies who have purchased our equipment for traffic control or emergency management purposes: Highway Information Systems, Wanco, Enroute, Denver Emergency Services, and Cimmaron Hills Fire Department.

During the year ended December 31, 2003, Mercury Online Solutions and Alabama Municipal Electric Association generated 47% and 31% of our revenues. During the six month period ended June 30, 2004, Mercury Online Solutions generated 44% of our revenues.

PATENTS  PENDING

We have two patent applications pending at the U.S. Patent Office: one is titled "Paging Remote Disconnect Systems", filed on September 27, 2000, and is for the remote wireless control for turning on and off electrical and telephonic lines. The second is titled "Remote Disconnect for Utility Meters", filed on July 20, 2001, and is for whole house disconnect systems. The U.S. Patent Office currently considers both of these applications abandoned, but we are petitioning to revive them with new intellectual property counsel.

Under the first application, a user simply plugs the power cord or telecommunication line of their device, such as a computer or appliance, into the outlet of the module. The user is then able to dial a pager number that is already pre-programmed. The paging service then transmits a signal to a radio frequency receiver in the module. The signal is then decoded and sent to a processor. The processor then causes a relay to open or close in accordance with the decoded signal in order to activate the power supply or to turn the power off to the electronic device or to connect or disconnect the telecommunications line.

Under the second patent application, the user dials a pager number that is already pre-programmed into the unit. The paging service then transmits a signal to a radio frequency receiver in the module. The signal is then decoded and sent to a processor. The processor then causes a relay to open or close in accordance with the decoded signal in order to connect or disconnect the electrical power.

COMPETITION

We have three distinguishing features that are not shared by our competitors in the market: (i) our proprietary firmware and software, which together provide intelligent solutions; (ii) the design of our products, which provides the ease with which they are installed and operated; and (iii) the wireless-based medium typically used to operate our products, which allows for low cost access, security and flexibility.

Utility competition. Two of our competitors, Comverge, Inc. and Canon Technologies, Inc. evolved from software companies, and advertise that they provide complete, end-to-end solutions for utility load management. Their services are relatively expensive, and must be engineered into the utility's network. As an alternative, we offer equipment that is off-the-shelf and ready to use upon purchase, is easily installed and much less expensive. It is our belief that we offer a much more affordable solution that allows the utility to utilize information which already exists within its own network. Paging offers inexpensive and reliable access to the units, and also allows for a group call feature that enhances the ability to implement an effective load control program. As evidence of this, one of our customers recently ordered 5,000 Nighthawk load control circuit boards as part of a retro-fit of technology originally installed by Fisher Pierce. In addition, we are currently repairing load control units that were originally manufactured by KeySpan Energy and sold to PECO Energy. In light of advances made by us, KeySpan Energy no longer makes load control units, but has recommended to PECO Energy that they contact us for their load control needs. There is one other competitor that provides paging-based control boards and represents the closest direct competition to us, BLP Components, Ltd. This competitor used to provide components to us, and entered into the market when we were experiencing financial difficulties. The paging technology utilized by this competitor limits their coverage to urban areas. There is another competitor by the name of Telemetric Corporation within the electric utilities market, but their product is more expensive due to the fact that it utilizes cellular technology, and it also does not afford the coverage that paging does.



Rebooting competition. Remote rebooting of computers has historically utilized telephone lines or internet-based technology to access the product. To our knowledge, we are the only company that offers paging-based rebooting units. Our units are competitively priced in comparison to alternative products, and offer the distinct advantage of being wireless, thus allowing the units to be moved from place to place without moving lines and incurring installation charges.

Wireless competition. Wireless remote control through the use of radio signals has historically been performed utilizing private system data radios, cellular telephones, or satellite-based systems. While our technology can be modified to utilize any of these wireless media, our core expertise has been in the use of paging. This medium, combined with our proprietary technology, allows for a high level of security, the lowest overall cost and greatest control flexibility. Only a handful of small, undercapitalized companies utilize paging for this purpose. To our knowledge, we are the only company emphasizing paging technology that manufactures a product that is ready-to-use upon receipt.

SALES  AND  MARKETING

During 2002 and 2003, we spent less than $6,000 per year on product advertising due to a lack of available funds. Some of the funds raised from the Debentures and the Investment Agreement will be used to implement a sales and marketing plan in late 2004 or during 2005. This plan will focus on sales to both existing customers as well as new customers within the electric utility, computer rebooting and traffic controls markets, and will also include marketing of our new satellite-based products.

We believe that we have the opportunity to meet current demand for applications of our technology within specific markets, and to create opportunities in many other markets as well. Despite having little or no marketing resources to target these markets, we have achieved product acceptance with both the Information Technology professional and electrical utility markets. We intend to focus significant direct, and supplier-based, sales efforts in these industries. We plan to use available funds to directly market to new and existing customers through the shipment of demo units which will be followed up by personal sales calls, and we plan to attend trade shows within our targeted industries as well. We will attempt to sign new distributors of our products as well. We also anticipate increasing our Internet-based sales efforts by making improvements to our website.

Additionally, we believe substantial opportunities exist to partner with wireless service providers as well as hardware manufacturers and dealers, each of which stand to gain from the use of our products. Our intelligent products attach to existing customer hardware and act as a "brain", receiving wireless instructions sent from a remote location, allowing the hardware to perform as instructed. Our products literally serve as the "intelligence" between the wireless service medium and the hardware which must perform the desired action. We will also attempt to establish ourselves as a supplier of products to paging and other wireless service providers, and establish dealer networks in a number of markets, including, but not limited to, computer controls, utilities, irrigation, traffic control, and wide area notification.

BACKLOG

As of October 27, 2004 we had a backlog of orders from six different customers totaling approximately $72,000.

                                    EMPLOYEES

As of November 18, 2004, we had five full time employees. We believe our relations with all of our employees are good.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

You should read this section together with our consolidated financial statements and related notes thereto included elsewhere in this report and our 10-KSB.

CRITICAL  ACCOUNTING  POLICIES  AND  ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue  recognition

Revenue from product sales is recognized when all significant obligations have been satisfied. Revenues from equipment sales are recognized either on the completion of the manufacturing process, or upon shipment of the equipment to the customer, depending on our contractual obligations. We occasionally contract to manufacture items, bill for those items and then hold them for later shipment to customer-specified locations.

Income  taxes

Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carry forwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. Our deferred tax assets have been completely reduced by a valuation allowance because management does not believe realization of the deferred tax assets is sufficiently assured at the balance sheet date.

Stock-based  compensation

We believe that stock-based compensation is a critical accounting policy that affects our financial condition and results of operations. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation defines a fair-value based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25") and related interpretations.



        COMPARISON OF YEARS ENDED DECEMBER 31, 2003 TO DECEMBER 31, 2002

GENERAL

Our financial results include the accounts of Nighthawk Systems, Inc. (formerly Peregrine, Inc.) and its subsidiary, Peregrine Control Technologies, Inc. Effective February 1, 2002, the two companies were brought together under common management through an acquisition in which Peregrine, Inc. acquired all of the outstanding shares of Peregrine Control Technologies. Because Peregrine issued more shares to acquire Peregrine Control Technologies than it had outstanding just prior to the acquisition, the transaction was accounted for as a reverse acquisition of Peregrine by Peregrine Control Technologies. Peregrine subsequently changed its name to Nighthawk Systems, Inc. Because Peregrine was a shell company with no assets, obligations or operations at the time of the reverse merger, the operating results of Nighthawk Systems for 2001 and 2002 discussed below were generated by Peregrine Control Technologies.

Prior to the merger on February 1, 2002, Peregrine Control Technologies had been a privately owned, family operated company since its founding in 1992. During 2001 and 2002 Peregrine Control Technologies developed products it felt could be sold to targeted markets on a large-scale basis. Prior to 2001, our revenues were generated primarily through sales of a circuit board that could be utilized by various companies to perform a variety of functions. During 2001 and 2002, we developed "off the shelf" whole house disconnect units that can disconnect remotely the power supply to an entire house at the electric meter, as well as load control units that can remotely connect or disconnect specific appliances that consume relatively large amounts of electricity, such as air conditioners and hot water heaters. Both types of units can be easily installed and used by electrical utilities. We also developed the Nighthawk NH2, another ready to use product which can be used to reboot remotely various electrical devices, including computers. In an effort to strengthen our operations and results, in September of 2001, we acquired certain assets of Vacation Communication, Inc., a retail paging business. We felt that we could leverage off of the existing cash flows of Vacation to fund growth of our own remote control equipment segment, and utilize Vacation's contracts with paging carriers to provide profitable paging services to buyers of its remote control equipment. Also, in an effort to bring us outside funds and additional exposure, in November 2001, we entered into discussions that culminated in the reverse acquisition of Peregrine in February 2002. Still, during 2001 and 2002, we had minimal funds available for sales and marketing efforts. During those years, we spent less than $5,000 per year in advertising related to sales efforts and employed one equipment sales person. We also spent an additional $9,000 on general advertising efforts in 2002.

During 2003, we spent a significant amount of time resolving corporate governance and operational issues. This process culminated in the resignation of our Chief Executive Officer in March 2003, the resignations of five board members including one who served as our Chief Operating Officer during 2002, the disqualification and subsequent resignation of a fifth board member, and the disposal of our paging operations that were originally purchased from Vacation during 2001.

We design and manufacture intelligent remote monitoring and power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. Our proprietary, wireless products are ready to use upon purchase, so they are easily installed by anyone, regardless of technical ability, and are also easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and executing the instructions by 'switching' the electrical current that powers the device, system or process. Our intelligent products can be activated individually, in pre-defined groups, or en masse, and for specified time periods with a simple click of a mouse or by dialing a telephone number.


Our products have been uniquely designed and programmed to be simple and ready to use upon purchase by anyone, almost anywhere, at affordable prices. It is our goal to have our products become commonplace, accepted and used by businesses and consumers alike in their daily routines.

We save consumers and businesses time, effort and expense by eliminating the need for a person to be present when and where an action needs to be taken. By utilizing existing wireless technology, we give our users the flexibility to move their application from place to place, without re-engineering their network. Currently, most commercial control applications utilize telephone lines, which tether the system to a single location and have associated installation and monthly charges. Our products make companies more profitable by eliminating installation costs and monthly charges for telephone lines, and allow for remote control of unmanned or remote locations that may operate on traditional electrical power, or solar or battery generated power.

Active applications for our intelligent products include, but are not limited to:
-  Rebooting  unmanned  computer  stations
-  Remote  switching  of  residential  power
-  Managing  power  on  an  electrical  grid
-  Activation/deactivation  of  alarm  and  warning  devices
-  Displaying  or  changing  a  digital  or  printed  message  or  warning  sign
-  Turning  pumps  on  or  off
-  Turning  heating  or  cooling  equipment  on  or  off

Companies both large and small are seeking ways to save money and lower the risk of liability by replacing processes that require human intervention with processes that can be controlled remotely without on-site human intervention. Today, the remote control of industrial or commercial assets and processes is performed mainly through the use of telephone-line based systems. Opportunities exist for companies that provide intelligent wireless solutions, as telephone lines are expensive and limited in availability and function. Our products are wireless, and can be designed to work with a variety of wireless media. The number of applications for wireless remote control is virtually limitless. We have identified primary markets (Utility, IT Professional, Traffic Control), as well as secondary markets (Irrigation, Outdoor Advertising, Oil/Gas, Security) for our products.

REVENUE

The components of revenue, including revenues from discontinued operations, and their associated percentages of total revenues, for the fiscal years ended December 31, 2003 and 2002 are as follows:





                                    YEARS ENDED DECEMBER 31,
                             ---------------------------------------------
                                 2003                     2002

Product  Revenues
-----------------
Nighthawk NH2                   $508,352     47%          $344,067     40%
PT1 LC                           319,615     30%                 -      0%
PT Boards                        128,914     12%           123,713     14%
Merlin-CEO 700 Sales              28,557     3%            152,638     18%
Other                             45,355     4%             40,781      5%
                              ----------                  ----------

Total product revenues         1,030,793     96%           661,199     76%
                             -----------                  ----------
Discontinued  operations
------------------------
Airtime sales                     45,880     4%            207,513     24%
                             -----------                  ----------

          Total revenues      $1,076,673     100%         $868,712    100%

Revenues from continuing operations are made up of product sales, while revenues from discontinued operations consist of airtime revenues generated by our paging operations, which were disposed of effective July 31, 2003. Product revenues increased $369,594 or 56% between years, as we completed two large contracts during 2003. One of the contracts was for our Nighthawk NH2 product and produced revenues of $432,600 in 2003 and $310,000 in 2002. This contract was completed during 2003. The other contract was for our PT1 LC product and produced revenues of approximately $317,000 in 2003. This contract was approximately 81% complete as of December 31, 2003. Sales of our generic PT control boards for custom use increased only slightly between years, while sales from our CEO-700 product declined $124,081 or 81% between years. During 2003, we re-designed our CEO-700 product to improve its performance capabilities, and we did not focus sales efforts on this product during 2003. We expect to focus more attention on sales of this product during 2004.

During 2002 and 2003, we spent less than $6,000 per year on product advertising due to a lack of available funds. Some of the funds raised from the Debentures and the Investment Agreement will be used to implement a sales and marketing plan in late 2004 or during 2005. This plan will focus on sales to both existing customers as well as new customers within the electric utility, computer rebooting and traffic controls markets, and will also include marketing of our new satellite-based products. Until this plan generates orders sufficient to replace revenues from the two large orders processed during 2003, our revenue production will most likely decrease until our sales and marketing plan can be fully implemented.

Cost of goods sold increased by approximately $309,128 between years, and increased as a percentage of product revenues from 53% in 2002 to 64% in 2003. As a result, our gross margin decreased from 47% in 2002 to 36% in 2003. This decrease is due primarily to the increased volume of PT1 LC's sold as a percentage of overall product revenues between years. Gross margins from sales of PT1 LC's are typically less than for our other products, as individual contract sales volumes are typically higher. The PT1 LC was introduced during 2003.

Selling, general and administrative expenses, net of amounts related to deferred compensation from 2001 and 2002, decreased $102,458 from 2002 to 2003. During 2002, we issued common stock in return for $586,500 in consulting fees. During
2003, we issued common stock for $234,750 in consulting fees. This decrease in expenses was offset by increases in a) salaries and wages due to the addition of accounting and financial personnel; b) insurance related to general liability and director and officer coverage; and c) professional fees for legal, auditing and shareholder services. During 2003, we incurred legal expenses related to corporate governance and exchange listing matters that were not incurred during 2002.

During 2003, we canceled the remaining 300,000 shares that were originally issued to members of our board of directors during 2002, as it determined that the associated services were not performed. This resulted in a reversal of $300,000 of deferred compensation that was originally recorded in 2002. During the second quarter of 2003, we authorized the cancellation of 300,000 shares of common stock previously issued during 2002. A $33,000 reduction in consulting expense was recorded during the second quarter of 2003 related to this cancellation, as our board of directors determined that the shares had not been properly authorized for issuance, and that there was a lack of sufficient evidence that any services had been performed.



Our loss from operations during 2003 was $584,553 as compared to a loss of $1,161,727 in 2002. As indicated above, increased gross profits as a result of increased sales between years were more than offset by expenses incurred with consultants, which were typically paid for by the issuance of common stock.

Net interest expense for 2003 was $45,875 as opposed to $39,172 in 2002. During 2003, we added debt of $200,000 to an unrelated party during May 2003 on which we recognized approximately $11,500 of interest, as well as short-term notes with the same party totaling an additional $150,000 during the latter half of 2003. The short-term notes carry interest rates of .5% per month.

Airtime sales, which are included in discontinued operations, decreased 78% or approximately $162,000 between years. The majority of the airtime revenues produced during 2002 and 2003 were produced by retail paging customers rather than by our equipment customers. Because our focus was not on maintaining these retail customers, revenue production from these customers decreased between years. As a result, we sold the customer base, as well as related assets and obligations originally purchased from Vacation, back to the owners of Vacation and recognized a gain of $92,443. This segment produced a net loss of approximately $14,000 during 2003 prior to its disposal, and a net loss of approximately $262,000 during 2002. The net loss for 2002 included an impairment of the associated paging customer base of approximately $112,000 during 2002.

The net loss for 2003 was $552,457 or $0.03 per share as compared to a net loss of $1,462,916 or $0.08 per share in 2002. The improvement between years was due to increase profits from product sales and decreased expenses associated with stock issuances to consultants. The disposal of our paging airtime operating segment also allowed us to improve our net loss results between years.

 THE THREE  MONTHS  ENDED  SEPTEMBER 30, 2004 COMPARED TO THE THREE MONTHS ENDED
                              SEPTEMBER  30,  2003

Net sales for the three month period ended September 30, 2004 were $221,723 as compared to $209,279 for the corresponding period of the prior year, an increase of 6% between periods presented. During the three months ended September 30, 2003, two customers represented approximately 71% of our total sales volumes. During the three months ended September 30, 2004, three customers represented approximately 78% of our revenues.

Cost of goods sold increased by $18,406 or 13% to $163,786 for the three months ended September 30, 2004 from $145,380 for the corresponding period of the prior year, and increased as a percentage of revenues between the periods from 69% in 2003 to 74% in 2004. Approximately 72% of our revenues were produced by sales of our electric utility products, which traditionally produce lower margins on a per-unit basis, and only 11% were produced by sales of our rebooting unit, which traditionally produces higher margins on a per-unit basis. During last year's period, approximately 34% of our revenues were produced by sales of our rebooting product. As a result of the mix of products sold, our gross margin decreased from 31% to 26% from last year's period to this year's period.

Selling, general and administrative expenses for the three months ended September 30, 2004 increased by $60,129 or 21% to $348,005 from $287,876 for the three month period ended September 30, 2003. Although amounts incurred for salaries and related benefits declined between the periods presented, we accrued $55,000 during the current year period for the settlement of a claim with a former board member, and incurred approximately $100,000 in non-cash expenses related to consultants during the current year period.

Interest expense increased by $121,531 between the three-month periods presented. The increase was due in large part to the recording of approximately $83,000 in expense during the current year period related to the non-cash, beneficial conversion feature of the debenture agreement between us and Dutchess Private Equities, L.P. ("Dutchess"). In addition, we recognized $38,533 in interest expense during the quarter ended September 30, 2004 associated with the fair value of warrants given to three entities for the conversion of approximately $157,000 in notes payable and accrued interest to common stock and warrants to purchase common stock.

The  net  loss  from  continuing operations for  the  three-month  period  ended
September  30,  2004  was $421,438 compared  to  $233,816  for  the  three-month period ended September 30, 2003. Although revenues increased during the period, the increase in net loss from continuing operations was due almost entirely to the increases in selling, general and administrative expenses and interest expense noted above. The majority of these expenses were non-cash expenses.

After giving consideration to prior year results for our discontinued airtime operations in 2003, for which we recognized a gain of $92,443 during July 2003, the net loss per share was $0.01 for both periods presented.

THE  NINE  MONTHS  ENDED  SEPTEMBER  30,  2004 COMPARED TO THE NINE MONTHS ENDED
                              SEPTEMBER  30,  2003

Net sales for the nine month period ended September 30, 2004 were $485,948 compared to $904,551 for the corresponding period of the prior year.
Approximately $642,231, or 71% of the product sales during the period ending September 30, 2003 came from two customers who placed orders totaling approximately $816,000. These orders were for our NH2 rebooting device for a kiosk manufacturer and operator, and load control units for an electric utility customer. The NH2 order was substantially completed during fiscal 2003, while the load control unit order was completed during the period ending
September 30, 2004. Although we processed orders for more customers during the 2004 period than we did during the 2003 period, the orders were smaller in the current year period than the prior period.

Cost of goods sold decreased by $178,570 or 52% to $344,409 for the nine months ended September 30, 2004 from $522,979 for the corresponding period of the prior year, but increased as a percentage of revenues between the periods from 58% in 2003 to 71% in 2004. This increase was largely due to the increase in production efficiency that we experienced in the prior year's period given the two large orders we were producing during that period. We currently produce all our units in-house and maintain a staff of three persons for these purposes. Salaries and benefits for these personnel are recorded as a direct cost of sales regardless of the number of products produced. As the number of units produced rises, the direct labor cost associated with each unit typically decreases. In addition, we sold a larger number of our rebooting devices during last year's period than we did during this year's period, and we produced a relatively higher margin on a per-unit basis on this product. As a combined result of these factors, our gross margin decreased from 42% to 29% from last year's period to this year's period.

Selling, general and administrative expenses for the nine months ended September 30, 2004 decreased by $22,996 or 3% to $888,950 from $911,946 for the nine month period ended September 30, 2003. Although we incurred costs of $55,000 for a legal settlement with a former director, approximately $197,000 in consulting fees for product marketing and investor relations, and costs for the development of our satellite-based unit during the nine-month period ended September 30, 2004, these costs were more than offset by reductions between the 2003 and 2004 periods presented in personnel and personnel-related costs, as well as a decrease in professional fees from legal and auditing services.

During  the  period  ending  September  30,  2003,  we  canceled  300,000 shares of common stock previously issued to a consultant during 2002. A $39,000 reduction in consulting expense was recorded during the second quarter of 2003 related to this cancellation, as the Board determined that the shares had not been properly authorized for issuance, and that there was a lack of sufficient evidence that any services had been performed.

Interest expense increased by $158,572 between the nine-month periods presented, due to the value of warrants issued to creditors who exchanged approximately $237,000 in notes and accrued interest for the warrants and common stock, and the recognition of approximately $83,000 in beneficial conversion expense related to the debenture agreement between us and Dutchess.

The net loss from continuing operations for the nine-month period ended September 30, 2004 was $940,970 compared to $526,361 for the nine-month period ended September 30, 2003. The increase was due to the near-completion of the two large orders discussed above that produced increased revenues during the first nine months of 2003, coupled with increases in consulting expenses and interest expense recorded during the 2004 period.

After giving consideration to prior year results for our discontinued airtime operations in 2003, for which we recognized a gain of $92,443 during July 2003, the net loss per share was increased from $0.02 to $0.03 between periods.

Liquidity  and  Capital  Resources

Our  financial  statements  for  the  three  and  nine  months  ended
September 30, 2004 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the nine months ended
September  30,  2004,  we  reported  a  net  loss  of  $941,970,   and  have
a stockholders' deficit of approximately $950,000 and a working capital deficiency of approximately $719,000 as of September 30, 2004.

The Report of Independent Registered Public Accounting Firm on our financial statements as of and for the year ended December 31, 2003 included a "going concern" explanatory paragraph which means that the auditors expressed substantial doubt about our ability to continue as a going concern.

During  the  nine-month  period  ended  September  30,  2004,  we  used
cash  of  approximately   $600,000  in  our  normal  operating  activities.  We
raised approximately $439,000 during the nine months from the sale of common stock, warrants to purchase common stock, and preferred stock. Approximately $110,000 in cash proceeds were generated from the issuance of short term notes, and an additional $250,000 in proceeds were generated by the issuance of the convertible debenture with Dutchess. Funds provided from these issuances of debt and equity were used to fund our operations during the period and to make approximately $102,000 in payments toward our debt obligations during the quarter.

Until we are able to generate positive cash flows from operations in an amount sufficient to cover our current liabilities and debt obligations as they become due, it will remain reliant on borrowing funds or selling equity to meet
those  obligations.   We  have  historically  sold  our  equity  securities
through private placements with various individuals. Raising funds in this manner typically requires much time and effort to find new accredited investors, and the terms of this type of an investment must be negotiated for each investment made.
Cash from these types of investments has historically been generated in amounts of $50,000 or less, in an unpredictable manner, making it difficult to fund and implement a broad-based sales and marketing program.

During February 2004, we met with several brokerage firms and private equity groups to investigate the possibilities of raising an amount of cash sufficient to both fund a comprehensive sales and marketing plan and improve our working capital position from a deficit to a surplus. As a result of those meetings, we announced in March 2004 that a brokerage firm based in Vancouver, British Columbia would sponsor an offering of our equity securities. However, this offering would be performed on a best-efforts basis, without any guarantee of success. In an effort to fund our operations in advance of this offering, the brokerage firm sponsored a private placement of Special Warrants which are convertible into units consisting of both one share of our common stock at $0.20 per share and a warrant to purchase one share of common stock at $0.30 per share. This private placement effort resulted in net proceeds of $188,775.

In August 2004, we signed a financing arrangement with Dutchess Private Equities, II which was amended on August 26, 2004 and on September 24, 2004. Under the terms of the amended arrangement, we received $100,000 under a convertible debenture on August 11, 2004, $25,000 on August 26, 2004, and $125,000 under the debenture on September 27, 2004. Interest accrues on the debenture at an annual rate of 8%. The debenture can be converted into common shares anytime prior to its maturity on August 10, 2007 at the lesser of (i) 73% of the lowest closing bid price on the date of conversion, or (ii) twelve and a half cents ($0.125). Any portion of the debenture that remains outstanding at August 10, 2007 will automatically convert into common shares. The number of shares converted at any time is limited so as not to exceed 4.99% of the outstanding shares of our common stock outstanding. In addition, Dutchess was issued a warrant to purchase up to 250,000 shares of common stock at a price of twelve and a half cents ($0.125) for a period of up to five years. We also signed an investment agreement under which Dutchess agreed to purchase up to $10.0 million in common stock from us, at our discretion, over the next three years, subject to certain limitations including our then current trading volume. Although the amount and timing of specific cash infusions available under the entire financing arrangement cannot be predicted with certainty, the arrangement represents a contractual commitment by Dutchess to provide funds to us. Although no we may not be able to do so, we expect to be able to access funds under this arrangement to help us fund near-term and long-term sales and marketing efforts.

A challenge we face is the ability to purchase and maintain an inventory of parts necessary to complete orders as quickly as possible after they  are  received.  If  we  are  able  to  complete  orders  more  quickly, we can  generate  and  collect  cash  from  our  contracts  more  quickly.  We generate  recurring  orders  from  several  of  our  customers;  therefore,  the expeditious  completion  of  orders  could  lead to the generation of additional
orders  from  existing  customers  and  improved  cash  flows.   Also,
as noted earlier, our cost of production will be higher on a per unit basis if we do not maintain minimum levels of production in our facility. Delays caused by the purchasing of parts during the nine-month period ending September 30, 2004 resulted in higher production costs per product because we have some fixed costs associated with production of units, and therefore decreased cash inflows during the period. The delays in purchasing also result in a delay in receiving follow-up orders from the customers.

In an effort to assist us in completing orders for customers in a more expeditious manner, in August 2004 our largest creditor loaned us an additional $60,000. Proceeds from this loan were used to purchase parts required to complete orders held at that time by us, and the creditor is being repaid from the receipts generated by the orders, plus 10% annual interest. Although we may not be able to do so, we anticipate that we will also be able to utilize our investment agreement with Dutchess to assist us in processing orders more expeditiously. As a result of funds expected to be raised subsequent to September 30, 2004 we believe that we will be able to initiate a sales and marketing plan designed to utilize direct sales efforts, as well as indirect sales efforts through dealer networks and through improvements to our own web site. We also plan to utilize funds generated through debt and equity arrangements to expedite the production of the orders we receive in an effort to improve our ability to generate cash flows from operations on a recurring basis. Additionally, in order to lessen our dependence on securing large contracts for recurring cash flows, we are in the initial stages of developing a consumer-based product, which we believe may eventually produce recurring cash flows from sales.

                             DESCRIPTION OF PROPERTY

Our sales and operations departments are in leased facilities located at 8200 East Pacific Place, Suite 204, Denver, Colorado. The lease for our facilities expired on March 2002, but we have maintained use of the facilities on a month-to-month basis since that time. The leased property consists of approximately 2400 square feet, for which we pay $1,650 per month. It consists of office space and a manufacturing floor. Our financial and accounting offices are located in 679 square feet of leased office space at 10715 Gulfdale, Suite 200, San Antonio, Texas. The lease expired on January 31, 2004, and, similar to the Denver facility, we continue to lease the space on a month-to-month basis but at a monthly rate of $808. Our Chief Executive Officer currently works out of both the Denver and San Antonio locations.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At a meeting of the Board of Directors held on March 26, 2003, the Board accepted the resignation of Steve Jacobson as Chief Executive Officer, and appointed H. Douglas Saathoff Chief Executive Officer. Steve Jacobson remained our employee. On July 9, 2003, Steve Jacobson resigned as a member of the board of directors. On September 8, 2003, we entered into a separation agreement with Steve Jacobson under which, among other things, he agreed to a) resign as an employee b) return 545,454 shares of stock held by him in payment of the $118,629 he owed us as of that date; and c) transfer voting rights for shares owned or held in trust by him to Myron Anduri, our employee for five years.
Under the agreement, we agreed to issue Steve Jacobson 450,000 options to purchase shares of our common stock at $0.22 per share, with these options vesting over a three year period at a rate of 150,000 shares per year. As a result of the transaction, we recorded an additional $39,933 in compensation expense to Steve Jacobson for amounts owed by him upon his resignation. We retired the 545,454 shares he returned to us under the agreement.



On December 19, 2003 we entered into a settlement and release agreement with a former director, Herb Jacobson, and his wife. Under terms of the agreement, Mr. & Mrs. Jacobson agreed with us to dismiss any and all claims against each other in return for, among other things, $25,000 in cash payments which were made to Mr. Jacobson in four equal monthly payments from January through April 2004. In addition, Mr. and Mrs. Jacobson, along with their son Steven Jacobson, agreed to refrain from selling, transferring, conveying or otherwise disposing of their remaining share ownership for a period of eighteen months subsequent to selling an aggregate of 850,000 shares. As a result of the agreement, we recorded a gain of $23,912 due to a reduction in the amount previously recorded by us as owed to Mr. Jacobson.

As of December 31, 2002, we owed our Vice President of Sales, Myron Anduri, $16,100 in salary and $8,365 in commissions earned in previous periods. During 2003, we paid a total of $12,678 toward these amounts owed. During 2003, Mr. Anduri loaned us $7,964 under short-term notes, of which $4,203 was repaid by December 31, 2003 and an additional $655 was paid during the first six months of 2004. As of December 31, 2003 we owed Mr. Anduri $38,708 under short-term note arrangements. During August 2004, we issued Mr. Anduri 181,416 common shares and 181,416 warrants to purchase our common shares at $0.20 per share in exchange for $22,978 owed him under these short term arrangements.

During August 2004, we issued 400,520 common shares and 400,250 warrants to purchase common shares at $.020 per share to Phylron Enterprises Ltd, a company that is affiliated with our Chairman, Max Polinsky, in exchange for $60,078 in principal and interest owed to us. Also in August 2004, we issued 157,487 common shares and 157,250 warrants to purchase common stock for $0.20 per share to Murray Nye, who is a business partner of our Chairman, Max Polinksy.

During 2003, Mr. Saathoff loaned us $54,100 under short term notes, of which $45,100 was repaid by December 31, 2003. The remaining $9,000 was repaid in January and February 2004.

On March 31, 2003, we signed a Subscription Agreement with Tomas Revesz, a former director, for 500,000 shares of our common stock in exchange for $100,000.

On May 13, 2003, we signed a Convertible Promissory Note with Tomas Revesz, a former director, where he loaned us $200,000 due on August 13, 2003 in exchange for a fee of 25,000 shares of our common stock. The Note was convertible into shares of our common stock at a price of $.20 per share.

On August 21, 2003, we signed a Promissory Note with Tomas Revesz, a former director, where he loaned us $50,000 due on October 31, 2003 with an interest rate of .5% per month.

On October 3, 2003, we signed a Promissory Note with Tomas Revesz, a former director, where he loaned us $100,000 due on October 31, 2003 with an interest rate of .5% per month.

During 2003, we canceled 300,000 shares that were originally issued to members of our board of directors during 2002, as it determined that the associated services were not performed.


During 2003, the Board approved the issuance of an option to purchase 75,000 shares of our common stock to each director elected at the Annual Shareholder Meeting held on November 13, 2003. Max Polinsky received 150,000 shares in return for serving as Chairman of the Board through his term ending November 13, 2003. Patrick Gorman received 100,000 shares for serving as a Board member through his term ending November 13, 2003. Both Mr. Polinsky and Mr. Gorman were granted 75,000 options to purchase common shares at a price of $0.22 per share in return for one year of service on the board beginning November 13, 2003.

During the six months ended June 30, 2004, we repaid $9,655 on notes payable to Myron Anduri and Doug Saathoff, as well as $25,000 to a shareholder and former director, Herbert Jacobson under an arrangement entered into in December 2003. We also borrowed and repaid approximately $25,000 from a company in which our Chairman, Max Polinsky, is a partner.

In April 2004, Tomas Revesz, a former director, assigned each of his three notes to one of three companies controlled by him. Also in April, we reached an agreement with Revesz, under which, in return for an additional $25,000 in borrowings by us, and the extension of the maturity dates of the three notes to July 31, 2004, we granted the three companies a secured position in all of our assets. Effective with these new agreements, principal owed under the three notes was $210,000 (under the convertible note), $110,000 and $55,000, respectively. We also agreed to pay the three companies cash interest at an annual rate of 8% retroactive to the signing of the notes, and monthly interest at an annual rate of 8% on the new total of $375,000 in notes, with $750 of the monthly interest due being paid in cash and the remainder being paid in stock at a rate of $0.20 per share. For the period of March through September 2004, we issued 61,875 shares to the three companies for $12,375 of interest owed under these arrangements.

In August 2004, the three companies controlled by Tomas Revesz, a former director, extended the maturity dates of the notes to October 31, 2004. The company holding the $210,000 convertible note elected to convert $50,000 of the outstanding principal balance to our common stock at a rate of $0.20 per share.

In July 2004, we signed a promissory note with a company controlled by Tomas Revesz, a former director, under which we borrowed $60,000 under a 90-day arrangement for the purpose of purchasing parts needed to complete certain orders that had been placed by our customers as of that date. Under this arrangement, the lending company will receive varying percentages of the cash collected from those customers until its note balance, plus interest at the annual rate of 10% is collected in full.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

From July 8, 2002 through May 23, 2003, our common stock traded on the Over the Counter Bulletin Board, or OTCBB, under the symbol "NIHK". From May 27, 2003 until November 25, 2003 our stock was traded on the pink sheets under the same symbol, after which our stock resumed trading on the OTCBB.

Bid and ask quotations for our common stock are routinely submitted by registered Broker dealers who are members of the national association of securities dealers on the NASD Over-The-Counter Bulletin Board. These quotations reflect inter-dealer prices, Without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low bid information for our shares for each quarter for the last two years, so far as information is reported, through the quarter ended December 31, 2004, as reported by Bloomberg Financial Network, are as follows:


        QUARTER  ENDED     HIGH       LOW
December  31,  2004*       $0.140    $0.090
September  30,  2004       $0.250    $0.120
June  30,  2004            $0.360    $0.190
March  31,  2004           $0.360    $0.100
December  31,  2003        $0.290    $0.150
September  30,  2003       $0.320    $0.150
June  30,  2003            $0.720    $0.250
March  31,  2003           $0.730    $0.200

*  Through  November  29,  2004

These  prices  reflect  the  1:100  reverse split that occurred in January 2002.

SECURITY  HOLDERS

The number of record holders of our common stock on October 25, 2004, was 194. This figure excludes an indeterminate number of shareholders whose shares are held in "street" or "nominee" name.

DIVIDENDS

There have been no cash dividends declared or paid since the our inception, and no cash dividends are contemplated in the foreseeable future.

EXECUTIVE  COMPENSATION

The following table sets forth the aggregate compensation paid by us for services rendered during the periods indicated:



                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION                                   LONG TERM COMPENSATION
                              --------------------                                   -----------------------
                                                                            AWARDS                      PAYOUTS
                                                                           -----------                 ------------
NAME AND PRINCIPAL          YEAR        SALARY      BONUS    OTHER            RESTRICTED   SECURITIES    LTIP       ALL OTHER
POSITION                               ($)         ($)       ANNUAL           STOCK        UNDERLYING    PAYOUT($)  COMP.($)
                                                             COMPENSATION ($) AWARDS       OPTIONS/SARS

Steven Jacobson,            2002       $177,000 (b) $-       $4,966      (c)    $-            -           $-          $-
Chief Executive Officer (a)
                            2003         52,500      -       $39,933     (d)     -           450,000       -          $-

H. Douglas Saathoff,        2003       $115,000     $-           -               -           500,000       -           -
Chief Executive Officer

(a)        Steven  Jacobson  was  Chief  Executive  Officer of Peregrine Control
Technologies  when we acquired Peregrine Control Technologies effective February
1, 2002. He became our Chief Executive Officer subsequent to this acquisition until March 2003, at which time he became a salaried employee.

(b) Salary includes the issuance of 1,000,000 shares valued at $0.14 per share issued in lieu of cash compensation, and $37,000 in cash compensation.

(c)        Amount  includes  $4,966  in  personal  expenses.

(d) Amount includes $34,941 in personal expenses and $4,992 uncollected from an outstanding balance owed the Company.

(e)        H.  Douglas  Saathoff  was named the Chief Executive Officer in March
2003.






                        PERCENT OF TOTAL
                        NUMBER OF SECURITIES  OPTIONS/SARS GRANTED
                        UNDERLYING OPTIONS    TO EMPLOYEES IN FISCAL   EXERCISE OR BASE
NAME                    GRANTED               YEAR 2003                PRICE ($/SH)        EXPIRATION DATE
----------------------  --------------------  -----------------------  ------------------  -----------------
H. Douglas
Saathoff Chief
Executive Officer(a)                 500,000                   25.84%                $0.22   January 1, 2013

Steven Jacobson Chief
Executive Officer(b)                 450,000                   23.26%                $0.22   September 9, 2013

NOTES:

(a)    H. Douglas Saathoff was named the Chief Executive Officer in March
2003.

(b)   Steven Jacobson  was Chief Executive Officer of Peregrine
Control Technologies when Peregrine Control Technologies was acquired by the Company effective February 1, 2002. He became Chief Executive Officer of the Company subsequent to this acquisition until March 2003, at which time he became a salaried employee.

EMPLOYMENT  CONTRACTS

We  do  not  have  employment  contracts  with  our  executive  officers.

STOCK  OPTION  PLANS

Nighthawk Systems, Inc. 2003 Stock Option Plan (the "Plan") authorized the issuance of a maximum of 5,000,000 shares of common stock. Of that amount, 2,335,000 shares of common stock authorized to be issued under the Plan are subject to outstanding options already granted under the Plan and 1,235,000 are available for future grants thereunder. Participation in the Plan is limited to those employees, directors and consultants of the Company and its subsidiaries who are believed by the Board to be in a position to make a substantial contribution to our success.





                              NUMBER OF SECURITIES
                              REMAINING AVAILABLE FOR
                              FUTURE ISSUANCE UNDER
                              NUMBER OF SECURITIES       EQUITY COMPENSATION
                              TO BE ISSUED UPON          PLANS(EXCLUDING
                              EXERCISE OF                WEIGHTED AVERAGE                        SECURITIES REFLECTED IN
PLAN CATEGORY                 OUTSTANDING OPTIONS        EXERCISE PRICE OF OUTSTANDING OPTIONS   COLUMN (A)
----------------------------
                                       (a)                                     (b)                       (c)
                              -------------------------  --------------------------------------  ------------------------
Nighthawk Systems, Inc.
2003 Stock Option Plan
approved by security holders        2,335,000                                  $0.22                   1,235,000

DIRECTOR  COMPENSATION

Max Polinsky received 150,000 shares in return for serving as Chairman of the Board Through his term ending November 13, 2003. Patrick Gorman received 100,000 shares for serving as a board member through his term ending November 13, 2003. Both Mr. Polinsky and Mr. Gorman were granted 75,000 options to purchase common shares at a price of $0.22 Per share in return for one year of service on the board beginning November 13, 2003.

                             ADDITIONAL INFORMATION

Our common stock is registered with the SEC under section 12(g) of the Securities Exchange Act of 1934. We file with the SEC periodic reports on Forms 10-KSB, 10-QSB and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. We intend to send annual reports containing audited financial statements to our shareholders. Additionally, we filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The  Securities  and  Exchange  Commission  maintains  a  web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.
  ----------

                              FINANCIAL STATEMENTS

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board  of  Directors
Nighthawk  Systems,  Inc.
Denver,  Colorado

We have audited the accompanying consolidated balance sheet of Nighthawk Systems, Inc. and subsidiary ("the Company") as of December 31, 2003, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nighthawk Systems, Inc. and subsidiary as of December 31, 2003, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred net losses of $552,457 and $1,462,916 during the years ended December 31, 2003 and 2002, respectively, and has a stockholders' deficit and working capital deficiency of $1,100,981 and $1,130,413, respectively, at December 31, 2003. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 15 to these consolidated financial statements, the Company has restated its 2002 consolidated statements of operations, stockholders' deficit and cash flows.

GELFOND  HOCHSTADT  PANGBURN,  P.C.

Denver,  Colorado
March  12,  2004,  except  for  Note 14, as to which the date is March 16, 2004.

                                       F-1




                                 Nighthawk Systems, Inc.
                                Consolidated Balance Sheet
                                    December 31, 2003


        ASSETS
Current assets :
     Accounts receivable, net of allowance for
       doubtful accounts of $134                                             $    41,917
     Inventories                                                                  75,329
     Other                                                                        35,355
                                                                            -------------
               Total current assets                                              152,601


Furniture, fixtures and equipment, net                                            20,774
Intangible assets (Note 5)                                                         8,658
                                                                           --------------
                                                                             $   182,033
                                                                           --------------

      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities :
    Cash overdraft                                                           $     3,902
    Accounts payable                                                             392,538
    Accrued expenses                                                             200,588
    Line of credit (Note 8)                                                       19,842
    Notes payable (Note 9):
        Related parties                                                          118,834
        Other                                                                    458,766
    Customer deposit                                                              63,544
    Other related party payable (Note 11)                                         25,000
                                                                           --------------
               Total liabilities (all current)                                 1,283,014
                                                                           --------------
Commitments and contingencies (Notes 6, 10 and 11)

Stockholders' deficit (Notes 10 and 12):
    Preferred stock, $0.001 par value; 5,000,000
      shares authorized;  none issued and outstanding
    Common stock; $0.001 par value; 50,000,000
      shares authorized; 24,320,902 issued and
        outstanding                                                               24,321
    Additional paid-in capital                                                 2,855,289
    Accumulated deficit                                                       (3,980,591)
                                                                           --------------
               Total stockholders' deficit                                    (1,100,981)
                                                                           --------------
                                                                             $   182,033
                                                                           --------------
The accompanying notes are an integral part of these financial statements

                                       F-2



                                        Nighthawk Systems, Inc.
                                 Consolidated Statements of Operations
                                        Years ended December 31,

                                                                                                2002
                                                                                    2003     (Restated)
                                                                           -------------   ------------
Revenue                                                                      $ 1,030,793   $   661,199

Cost of goods sold                                                               658,203       349,075
                                                                           -------------   ------------
     Gross profit                                                                372,590       312,124

Selling, general and administrative expenses                                   1,290,143     1,392,601
Amortization of deferred compensation (Note 10)                                        -     1,556,250
Reversal of 2001 deferred compensation (Note 10)                                       -      (368,750)
Reversal of 2002 deferred compensation (Note 10)                                (300,000)   (1,106,250)
Reversal of 2002 consulting expense (Note 10)                                    (33,000)            -
                                                                           -------------   ------------
     Loss from operations                                                       (584,553)   (1,161,727)
                                                                           -------------   ------------
 Interest expense
     Related parties                                                              15,036        17,795
     Other                                                                        30,839        21,377
                                                                           -------------   ------------
     Loss from continuing operations                                            (630,428)   (1,200,899)

Discontinued operations (Note 3)
  Loss from operations of discontinued segment                                   (14,472)     (262,017)
  Gain on disposal of discontinued segment                                        92,443             -
                                                                           -------------   ------------
                                                                                  77,971      (262,017)

Net loss                                                                     $  (552,457)  $(1,462,916)
                                                                           -------------   ------------
Loss from continuing operations per basic and
  diluted common share                                                       $     (0.03)  $     (0.07)
                                                                           -------------   ------------
Income (loss) from discontinued operations per                                         *   $     (0.01)
                                                                           -------------   ------------
  basic and diluted common share
                                                                           -------------   ------------
Net loss per basic and diluted common share                                  $     (0.03)  $     (0.08)
                                                                           -------------   ------------
Weighted average common shares outstanding -
  basic and diluted                                                           22,021,229    18,565,172
                                                                           -------------   ------------
* Less than $0.01 per share

The accompanying notes are an integral part of these financial statements.



                                       F-3





                                                     Nighthawk Systems, Inc.
                                         Consolidated Statements of Stockholders' Deficit
                                        Years ended December 31, 2003 and 2002 (Restated)


                                  Common stock
                           ---------------------------  Additional     Accum-        Deferred      Stock-
                                                        paid-in        ulated        compen-       holder
                           Shares         Amount        capital        deficit       sation        receivable    Total
                           -------------  ------------  ------------  ------------  ------------  ------------  ------------

Balances, December
31, 2001. . . . . . . . .    14,681,200   $    14,681   $ 3,169,840   $(1,965,218)  $(1,556,250)  $  (118,629)  $  (455,576)

Common stock issued
for cash. . . . . . . . .     2,479,000         2,479       519,171                                                 521,650

Common stock issued
for services. . . . . . .     2,948,324         2,948       583,552                                                 586,500

Transfer of common
stock by stockholder
for obligations of the
Company . . . . . . . . .                                    21,000                                                  21,000

Common stock retained
by Peregrine, Inc.. . . .     4,600,256         4,600        (4,600)                                                      -

Amortization of deferred
compensation cost . . . .                                                                81,250                      81,250

Cancellation of
agreements under
deferred
compensation. . . . . . .    (1,900,000)       (1,900)   (1,473,100)                  1,475,000                          -

Net loss (Restated) . . .                                              (1,462,916)                               (1,462,916)
                           -------------  ------------   -----------    ----------  -----------  ------------  ------------

Balances, December
31, 2002. . . . . . . . .    22,808,780   $    22,809   $ 2,815,863   $(3,428,134)  $         -   $  (118,629)  $  (708,091)

Cancellation of
consulting arrangement. .      (300,000)         (300)      (32,700)                                               (33,000)

Common stock and
warrants issued for
cash, net of issuance
costs of $7,000 . . . . .     1,575,000         1,575       261,425                                                263,000

Issuance of stock
options to consultants. .                                     6,825                                                  6,825

Cancellation of
agreements under
deferred compensation . .      (300,000)         (300)     (299,700)                                              (300,000)

Common stock issued
for services. . . . . . .     1,116,667         1,117       233,633                                                234,750

Common stock issued
for interest expense. . .        25,000            25        11,475                                                 11,500

Shares received for sale
of operating segment. . .      (150,000)         (150)      (28,350)                                               (28,500)

Exchange of shares for
shareholder receivable. .      (454,545)         (455)     (113,182)                                  118,629        4,992

Net loss. . . . . . . . .                                                (552,457)                                (552,457)
                           -------------  ------------  ------------  ------------  ------------  ------------  ------------

Balances, December
31, 2003. . . . . . . . .    24,320,902   $    24,321   $ 2,855,289   $(3,980,591)  $         -   $         -   (1,100,981)
                           =============  ============  ============  ============  ============  ============  ============

                                              The accompanying notes are an integral
                                               part of these financial statements.


                                       F-4

                                     Nighthawk Systems, Inc.
                              Consolidated Statements of Cash Flows
                                     Years ended December 31,

                                                                                          2002
                                                                              2003     (Restated)
                                                                       -----------   ------------
Cash flows from operating activities:
      Net loss                                                           $(552,457)  $(1,462,916)
                                                                       -----------   ------------
Adjustments to reconcile net loss to
   net cash used in operating activities

   Loss from operations of discontinued segment                             14,472       262,017
   Gain on disposition of operating segment                                (92,443)            -
   Depreciation and amortization                                             5,859         7,999
   Provision for bad debts                                                       -         6,035
   Settlement of other related party payable                               (23,912)
   Common stock issued for services                                        234,750       586,500
   Common stock issued for interest                                         11,500             -
   Issuance of stock options to consultants                                  6,825             -
   Compensation expense on settlement of receivable
     from shareholder                                                        4,992             -
   Amortization of deferred compensation                                         -     1,556,250
   Reversal of 2001deferred compensation                                         -      (368,750)
   Reversal of 2002 deferred compensation                                 (300,000)   (1,106,250)
   Reversal of consulting agreement                                        (33,000)            -
Change in assets and liabilities, net of business acquisition:
   Decrease (increase) in accounts receivable                              160,232      (203,448)
   Decrease (increase) in inventories                                      (15,621)        6,873
   Increase in accounts payable                                             53,659        53,607
   Increase in accrued expenses                                              8,643       118,257
   Increase (decrease) in deferred revenue                                (432,600)      432,600
   Increase in customer deposit                                             63,544             -
   Net increase in other assets and liabilities                            (36,075)        5,332
                                                                       ------------   -----------
Total adjustments                                                         (369,175)    1,357,022
                                                                       ------------   -----------
Net cash used in operating activities of continuing operations            (921,632)     (105,894)
                                                                       ------------   -----------
Cash flows from investing activities:
   Purchases of furniture, fixtures and equipment                          (18,124)       (6,231)
                                                                       ------------   -----------
Net cash used in investing activities                                      (18,124)       (6,231)
                                                                       ------------   -----------
Cash flows from financing activities:
   Cash overdraft                                                            3,902             -
   Proceeds from notes payable, related parties                             62,064        64,526
   Payments on notes payable, related parties                              (49,302)      (92,795)
   Proceeds from (payments made) on factoring arrangement, net             (82,502)       82,502
   Proceeds from notes payable, other                                      365,000             -
   Payments on notes payable, other                                        (25,447)      (18,529)
   Payments on lines of credit                                                   -          (158)
   Payments on other related party payable                                       -          (355)
   Net proceeds from issuance of common stock                              263,000       521,650
                                                                       -----------   ------------
Net cash provided by financing activities                                  536,715       556,841
                                                                       -----------   ------------
Cash used in discontinued operations                                       (25,636)      (46,350)

Net increase (decrease) in cash                                           (428,677)      398,366
Cash, beginning of year                                                    428,677        30,311
                                                                       -----------   ------------
Cash, end of year                                                        $       -   $   428,677
                                                                       -----------   ------------

Supplemental disclosures of cash flow information:

Cash paid for interest                                                   $  22,408   $    13,345
                                                                       -----------   ------------
Supplemental disclosure of non-cash investing and financing activities:

Exchange of shares for shareholder receivable
  Carrying value of receivable from shareholder                          $ 118,629
  Value of stock returned to and retired by Company                      $(113,637)
                                                                       ------------
   Compensation expense on settlement of receivable from shareholder     $   4,992
                                                                         ----------

Disposition of operating segment
  Carrying value of assets                                               $  26,176
  Liabilities                                                              (90,119)
  Value of stock returned to and retired by Company                        (28,500)
                                                                       ------------
    Gain on disposition of operating segment                             $ (92,443)
                                                                         ----------

Transfer of common stock by stockholder for obligations of the Company                  $  21,000
                                                                                      ------------

                     The accompanying notes are an integral
                      part of these financial statements

                             NIGHTHAWK SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

1.  Organization,  going  concern, results of operations and management's plans:

ORGANIZATION:

Nighthawk Systems, Inc. ("Nighthawk" or "the Company") designs and manufactures intelligent remote monitoring and power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. The Company's proprietary, wireless products are ready to use upon purchase, so they are easily installed by anyone, regardless of technical ability, and are also easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and executing the instructions by 'switching' the electrical current that powers the device, system or process. Nighthawk's intelligent products can be activated individually, in pre-defined groups, or en masse, and for specified time periods with a simple click of a mouse or by dialing a telephone number.

In November 2001, the Company sold the assets and liabilities of its investment in a majority owned subsidiary to a major stockholder. On February 1, 2002, the Company acquired Peregrine Control Technologies, Inc. ("PCT"). The transaction represented a reverse acquisition of the Company by PCT, since PCT owned approximately 76% of the post acquisition shares of the consolidated entity immediately after the completion of the transaction. At the date of the transaction, the Company was a shell company with no net assets. For accounting purposes, the acquisition was treated as an acquisition of the Company by PCT and a recapitalization of PCT. The historical stockholders' deficit of PCT has not been retroactively restated since the shares exchanged in the transaction were on a one-for-one basis. The accompanying consolidated financial statements include the accounts of Nighthawk Systems, Inc., and its subsidiary, PCT.

PCT was incorporated as a Colorado corporation in 1992. In September 2001, the Company purchased certain assets and assumed certain liabilities of Vacation Communication, Inc. (dba Gotta Go Wireless), a Colorado corporation, engaged in providing wireless paging airtime and in pager sales. Through Vacation Communication, the Company was able to provide paging services to customers that purchase its remote control products and also provided paging services to retail paging customers. Effective July 31, 2003, the Company sold back the remaining assets and liabilities of the paging business to the original owners. Since that date, the Company has provided paging services to customers by reselling services that it obtains from various paging airtime vendors.

Going  concern,  results  of  operations  and  management's  plans:

The Company incurred a net loss of $552,457 during the year ended December 31, 2003 and has both a stockholders' deficit and working capital deficiency of approximately $1.1 million as of December 31, 2003. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Although no assurance can be given that such plans will be successfully implemented, management's plans to address these concerns include:

1.  Raising  working  capital  through  additional  borrowings.
2.  Raising  equity  funding  through  sales  of  the  Company's  common  stock
3.  Implementation  of  a  sales  and  marketing  plan.
4.  Sales  of  products  that  utilize  satellite-based  service.

As was announced in March 2004, the Company has since decided to accept an offer from First Associates Investments Inc. of Vancouver, British Columbia to assist it in completing an initial public offering of its shares in Canada in conjunction with a listing of its shares on the TSX Venture Exchange. Under the offering, the Company anticipates raising up to CDN$1.6 million through the sale of units consisting of one share of common stock and one common share purchase warrant. Pricing of units will be dependent upon market conditions at the time the offering is closed. If the offering is successful, the Company's shares will be traded on both the OTC Bulletin Board and the TSX Venture Exchange in Canada. Terms of the warrant may allow the Company to raise an additional CDN$1.6 million, dependent on market conditions after the offering is completed. The offering in Canada does not preclude the Company from pursuing supplementary financing arrangements in the United States.

The Company plans to use proceeds from the offering principally to fund a comprehensive sales and marketing effort. The Company was able to produce record revenues in 2002 and 2003 despite spending less than $6,000 in product advertising during each of those years. The Company's paging based products have been implemented successfully by clients in those years, and the Company hopes to leverage off of those relationships to sell to both existing and new customers. In addition, the Company has recently developed new, satellite-based products that offer the opportunity for the Company to be 'first to market' for many commercial applications. The Company's marketing plan also calls for the Company to expand its sales efforts beyond the United States for international applications within its targeted markets.

The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise be unable to continue as a going concern.

2.  Summary  of  significant  accounting  policies

Cash  and  cash  equivalents

Cash on hand and in banks, together with marketable securities having original maturities of three months or less, are classified as cash and cash equivalents by the Company.

Concentration  of  credit  risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss. At December 31, 2003, the Company had $41,917 in accounts receivable, net of the allowance for doubtful accounts. Approximately $30,000 of this balance was from one customer. The entire balance was collected subsequent to December 31, 2003. This same customer represented 47% of the Company's revenue during 2003. The Company was not dependent on any single industry segment for its revenues.

During 2003 and 2002, the Company's largest supplier accounted for approximately 66% and 22% of purchases of pre-manufactured component materials. During 2003, two customers accounted for approximately 47% and 31% of sales, respectively. During 2002, two customers accounted for approximately 36% and 10% of sales, respectively. The same customer represented the largest percentage of sales in both 2003 and 2002.

                                   INVENTORIES

Inventories consist of parts and pre-manufactured component materials and finished goods. Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

Property  and  equipment

Property and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of five to seven years. Maintenance and repairs are expensed as incurred and improvements are capitalized. Upon sale or retirement of assets, the cost and related accumulated depreciation or amortization are eliminated from the respective accounts and any resulting gains or losses are reflected in operations.

Intangible  assets

Intangible assets include patent costs and are stated at cost. Amortization will be provided by method over the estimated lives of ten years. The Company reviews these and any other long-lived assets for impairment whenever events or changes in circumstances indicate their carrying amounts may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based on management's review at December 31, 2002, the Company recorded a charge of $112,394 related to an impairment of the customer base purchased from Vacation Communication, Inc. that is included in discontinued operations in 2002. No impairment is recorded at December 31, 2003.

Revenue  recognition

Revenue from product sales is recognized when all significant obligations of the Company have been satisfied. Revenues from equipment sales are recognized either on the completion of the manufacturing process, or upon shipment of the equipment to the customer, depending on the Company's contractual obligations. The Company occasionally contracts to manufacture items, bill for those items and then hold them for later shipment to customer-specified locations.

Provision  for  doubtful  accounts

The Company reviews accounts receivable periodically for collectibility and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary.

                                  ADVERTISING:

Advertising costs are expensed as incurred. For the year ended December 31, 2003 product advertising costs were approximately $6,000. For the year ended December 31, 2002, advertising costs were approximately $14,000, which included approximately $6,000 of product advertising and $8,000 of general corporate advertising.

Income  taxes

Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carry forwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The Company's deferred tax assets have been completely reduced by a valuation allowance because management does not believe realization of the deferred tax assets is sufficiently assured at the balance sheet date.

Financial  instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and notes with floating interest rates approximate their fair values. The fair values of notes with related parties are not practicable to estimate based upon the related party nature of the underlying transactions.

Net  loss  per  share

Basic net loss per share is computed by dividing the net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the year. Diluted net loss per share reflects the potential dilution that could occur if dilutive securities were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect of such inclusion would reduce a loss or increase earnings per share. During the year ended December 31, 2001 the Company issued 2,075,000 shares under stock-based compensation arrangements, which were to be earned in future periods. Until they were earned, or canceled, during the year ended December 31, 2002, these shares were considered options for purpose of computing basic and diluted earnings per share. The Company also issued 2,310,000 options during 2003. For the years ended December 31, 2003 and 2002, the effect of the inclusion of dilutive shares would have resulted in a decrease in loss per share. Accordingly, the weighted average shares outstanding have not been adjusted for dilutive shares.

Use  of  estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Shipping  and  handling  fees  and  costs

The Company records shipping and handling fees billed to customers as revenue, and shipping and handling costs incurred with the delivery of its products as cost of sales.

Comprehensive  income

For the years ended December 31, 2003 and 2002, the Company had no components of comprehensive income to report.

Stock-based  compensation

The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its employee stock option incentive plans. See Footnote 12 for the required disclosure.

In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", an amendment of FASB Statement No. 123"("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting", to require disclosure about those effects in interim financial information. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company will continue to account for stock-based employee compensation using the intrinsic value method of APB Opinion No. 25, "Accounting for Stock Issued to Employees", but has adopted the enhanced disclosure requirements of SFAS 148.

Common  stock  split

In January 2002, the Company effected a 1:100 reverse common stock thereby decreasing the number of issued and outstanding shares. All references in the accompanying financial statements to the number of common shares have been restated to reflect the common stock split.

Recently  issued  accounting  pronouncements

In January 2003, the FASB issued SFAS Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which changes the criteria by which one company includes another entity in its consolidated financial statements. FIN 46 requires a variable interest entity ("VIE") to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. In December 2003, the FASB approved a partial deferral of FIN 46 along with various other amendments. The effective date for this interpretation has been extended until the first fiscal period ending after December 15, 2004. However, prior to the required application of this interpretation, a public entity that is a small business issuer shall apply this interpretation no later than as of the end of the first reporting period after December 15, 2003. As the Company does not currently have an interest in a VIE, management does not expect that the adoption of FIN 46 will have a significant immediate impact on the financial condition or results of operations of the Company.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments With Characteristics of both Liabilities and Equity." SFAS No. 150 establishes new standards on how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS No. 150 are generally effective for all financial instruments entered into or modified after May 31, 2003, except for those provisions relating to manditorily redeemable non-controlling interests, which have been deferred. The Company has adopted the applicable provisions of SFAS No. 150 which did not have a material impact on the financial condition or results of operations of the Company. However, numerous provisions have been delayed and will be adopted in the future. Management believes that the adoption of the delayed provisions will not have a material impact on its results of operations or financial condition.

3.  Discontinued  operations

On September 30, 2001, the Company acquired certain assets and assumed certain liabilities of Vacation Communication, Inc. ("VCI"), a Colorado corporation, in exchange for $50,000 cash, 150,000 shares of the Company's common stock valued at $150,000, and notes payable of $183,135, in a transaction accounted for as a purchase. The Company acquired these assets and liabilities to enable it to market and sell paging airtime to customers that purchase its equipment. Effective July 31, 2003 the Company sold the remaining assets and liabilities originally purchased with or originated as a result of the purchase of VCI. back to the original owners of the operation. In return, the Company received 150,000 shares of its common stock, and the owners of VCI facilitated the return of approximately $34,000 in cash to the Company that had been held in an account under their control. The Company recognized a gain on this transaction of $92,443, and has presented the financial results of this paging business segment as discontinued operations in the accompanying financial statements. Revenues from discontinued operations were approximately $45,900 and $207,500 for the years ended December 31, 2003 and 2002, respectively.

4.  Furniture,  fixtures  and  equipment

Furniture,  fixtures and equipment consist of the following at December 31,2003:


       Equipment                           $     30,306
       Furniture  and  fixtures                   3,378
       Software                                   3,171
                                        ---------------
                                                 36,855
       Less  accumulated  depreciation         (16,081)
                                        ---------------
                                             $   20,774

5.  Intangible  assets

Intangible assets consist of the costs for two pending patent applications. Patent costs will be amortized using the straight-line method over ten years.

6.  Commitments  and  contingencies

LEASES

The Company leases office and warehouse space under month-to-month operating leases in Denver, Colorado and San Antonio, Texas. Rent expense incurred for the years ended December 31, 2003 and 2002 was approximately $26,000 and $36,000, respectively.

Pending  litigation

In May 2003, the Company was sued by a former Board member seeking recovery for the value of 350,000 shares, or $209,500, and $120,000 due his firm under a retainer agreement between the Company and his firm. The former Board member had previously signed a settlement agreement with the Company in which he agreed to cancel all potential claims against the Company and its directors in return for 150,000 unregistered shares trading at a value of $0.60 or higher. The Company does not believe it owes the former Board member anything beyond the settlement agreement and has actively defended its position. The case is proceeding in the state court in Reno, Nevada. No assurance can be given, however, as to the ultimate outcome of the case.

7.  Income  taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company did not incur income tax expense for the years ended December 31, 2003 and 2002. The difference between the expected tax benefit computed at the federal statutory income tax rate of 34% and the effective tax rate for the years ended December 31, 2003 and 2002 was due primarily to the tax effect of the valuation allowance.

At December 31, 2003, the Company has approximately $3,600,000 of net operating loss carryforwards, which expire from 2014 through 2023. At December 31, 2003 the components of the Company's deferred tax assets and liabilities are as follows:


           Deferred  tax  assets:
           Net  operating  loss  carryforwards     $   1,224,000
           Valuation  allowance                      (1,224,000)
                                                 ---------------
           Net  deferred  tax  asset               $           -
                                                 ---------------

A valuation allowance has been provided to reduce the deferred tax assets as realization is not assured.

8.  Line  of  credit

The Company has $19,842 outstanding at December 31, 2003 under a $20,000 unsecured line of credit with a bank. Borrowings under the line of credit bear interest at the Wall Street Journal's published prime rate plus 3% (7% at December 31, 2003); interest due monthly. The line of credit is guaranteed by three stockholders and an officer of the Company.

9.  Notes  payable

At  December  31,  2003,  notes  payable  consist  of  the  following:

RELATED  PARTIES:


Note  payable  to  a  stockholder/business  partner;
unsecured;  8%  annual  interest  rate;  due  and  in
default                                                            $      21,126

Subordinated  note  payable,  affiliate;  unsecured;
interest at 8%; due June 2002,currently in default                        50,000

NOTE  PAYABLE,  OFFICER;  UNSECURED;  INTEREST
At  prime  rate  plus  5.5%  (9.49%  at December 31, 2003); due on demand 10,888

NOTE  PAYABLE,  OFFICER;  SECURED  BY  ACCOUNTS
receivable,  interest  at  18%;  paid  January  2004  9,000


Note payable, officer; unsecured; interest at 13%,
revolving                                                                  5,543

Note  payable, officer, unsecured, interest at 17%,
due December 2002, currently in default                                   22,277
                                                               -----------------
                                                                    $    118,834
                                                               -----------------

OTHER:

Unsecured, convertible note payable to stockholder,
 no stated interest rate, due December  1,  2003
currently in default                                               $     200,000

Unsecured  notes  payable  to stockholder, interest
at 6%, due October 31, 2003,currently in default                         150,000


Note  payable to stockholder, interest at 5% secured
by accounts receivable, due January  2004,currently
in default                                                                 7,543

Subordinated  note  payable, unsecured, interest at
8%; due June 2002, currently in default                                   71,640


Unsecured  line  of credit with a bank, borrowings
under the line of credit bear interest  at  the
bank's prime rate plus 4.75% (13.99% at December 31,
2003); interest due monthly, due August 2005                              29,583
                                                                 ---------------
                                                                    $    458,766
                                                                 ---------------

10.  Stockholders'  deficit

Preferred  stock:

The Company has authorized 5,000,000 shares of $0.001 par value, preferred stock. At December 31, 2003 there were no preferred shares issued and outstanding.

Common  stock:

In September 2001, PCT issued 1,225,000 shares of its common stock to consultants for future services. At the date of commitment, the total consulting cost was calculated to be $1,225,000 ($1.00 per share), which was to be recognized over the one-year term of the agreement. Through December 31, 2002, the Company had recognized consulting expense of $1,225,000. During the fourth quarter of 2002, the Company recorded a reduction in stock compensation expense of $1,225,250 related to the cancellation of the agreements, as management determined that no services had been performed.

The Company issued 40,167 shares of common stock in September 2002 and 58,157 shares of common stock in December 2002 to a consultant in return for $6,000 and $12,000 of financial and accounting services performed during the third and fourth quarters, respectively. The number of shares issued was based on management's estimate of the fair value of the common stock during the period in which the services were performed. Also during 2002, the Company issued an additional 75,000 shares to consultants for services valued at $57,750.

In October 2002, the Company issued 300,000 shares of common stock to a consultant for services rendered, and to be rendered. At the date of the commitment, the total consulting cost was calculated to be $33,000 that was based on the fair value of the Company's common stock on that day. During the second quarter of 2003, the Company canceled the share issuance and recorded a $33,000 reduction in consulting expense. The Company's board of directors determined that the shares had not been properly authorized for issuance, and that there was a lack of sufficient evidence that any services had been performed.

In October 2002, the Company issued 1,000,000 shares of common stock to its chief executive officer in lieu of unpaid cash compensation aggregating $140,000, or $0.14 per share, which was equal to the market price of the common stock on the date of stock award, and the Company recorded stock compensation of $140,000. On the same date, the chief executive officer transferred 150,000 and 300,000 of these shares to a creditor of the Company and a consultant, respectively. The Company accounted for the transfer as a capital contribution by the chief executive officer aggregating $21,000 and $42,000 for the creditor and consultant, respectively, and the Company recorded a note reduction of $6,360, interest expense of $14,640 and compensation expense of $42,000.

During 2002, the Company issued a total of 2,479,000 shares of its common stock and 2,304,000 warrants, at prices ranging from $1.00 per share in January to $0.10 per share in November, in exchange for total cash proceds of $521,650. The warrants are exercisable within two years of the date of grants at prices ranging from $1.50 to $0.20. During 2003, the Company issued a total of 1,575,000 shares of its common stock and 1,575,000 warrants with an exercise price of $0.25 per share in exchange for net cash proceeds of $263,000.

Common  Stock  warrant  transactions  during 2003 and 2002 are summarized below:


                                                              WEIGHTED
                                                              AVERAGE
                                                              EXERCISE
                                        SHARES                PRICE
                                    ----------               ----------
Outstanding at December 31, 2001      391,200                    $1.50
Granted                             2,304,000                     0.37
Exercised                                   -                        -
Forfeited                                   -                        -
                                    ---------                ----------
Outstanding at December 31, 2002    2,695,200                    $0.53
Granted                             1,575,000                     0.25
Exercised                                   -                        -
Forfeited                            (391,200)                   $1.50
                                   -----------              -----------
Outstanding at December 31, 2003     3,879,000                   $0.32
                                   -----------              -----------

On May 13, 2003, an investor loaned $200,000 to the Company in exchange for a 90-day note that was convertible into common shares of the Company at the lender's option on the 91st day at a price of no more than $0.20 per share. Should the Company sell any shares during the period the note is outstanding for less than $0.20 per share, the conversion price would be lowered to match that selling price. Interest on the note for the 90-day period was 25,000 shares of the Company's common stock, valued at $0.46 per share, which was the market value of the common stock on the date of issuance. Terms of the note stipulate that should the lender choose not to convert the note, and should the Company fail to repay the note when due, the Company will incur a penalty of 25,000 common shares per month. The Company also agreed to register all shares underlying the agreement on a best-efforts basis. During August 2003, the investor agreed to extend the maturity date of the note to December 1, 2003. As of December 31, 2003, the note was still in default.

During the fourth quarter of 2003, the Company issued a total of 1,116,667 shares for $234,750 of consulting expenses incurred during 2003. This included a total of 450,000 shares to five independent directors who had served on the Company's board during 2002 and 2003.

11.  Related  party  transactions

In October 2001, PCT issued an aggregate of 850,000 shares of its common stock to its outside directors who were on PCT's board at that time in exchange for services to be performed. At the date of commitment, total compensation cost was calculated to be $850,000, which was to be recognized over the one-year term of the agreement. With the exception of one Board member, all of the outside directors resigned in April 2002. During the fourth quarter of 2002, the Company canceled 200,000 of these shares that were returned to the Company, and reversed $200,000 of consulting expenses as the associated services were never performed. During the fourth quarter of 2003, the Company reversed an additional 300,000 of these shares and reversed $300,000 of consulting expenses as the Company could not determine that any of the associated services had been performed.

During 2002, the Company borrowed $41,126 from an individual who is a business partner of a board member, and later repaid $24,150 including $4,150 in interest during 2002. The balance of this note payable at December 31, 2003, is $21,126.

As of December 31, 2002, the Company owed an officer $16,100 in salary and $8,365 in commissions earned in previous periods. During 2003, the Company paid a total of $12,678 toward these amounts owed. As of December 31, 2002, the Company owed the same officer $34,947 under short-term note arrangements. During 2003, the same officer loaned the Company an additional $7,964 under a short-term note. During 2003, a total of $4,203 of note payments were made by the Company. As of December 31, 2003 the Company owes the officer $38,708 under the short-term note arrangements. During 2003, a different officer loaned the Company $54,100 under short-term notes, of which $45,100 was repaid by December 31, 2003.

During 2003, the Company made payments of $25,504 to Arlen Felsen while he was a director and employee to reduce amounts owed to him for the purchase of certain assets and liabilities of Vacation Communications. These payments reduced amounts owed to Mr. Felsen for the purchase to $95,918. This obligation was sold back to Mr. Felsen, along with other assets and liabilities associated with the original purchase effective July 31, 2003. The Company recognized a gain of $92,443 on this transaction.

At a meeting of the Board of Directors held on March 26, 2003, the Board accepted the resignation of Steve Jacobson as chief executive officer, but he remained as an employee and a director of the Company. On July 9, 2003, Steve Jacobson resigned as a member of the Company's board of directors. On September 8, 2003, the Company entered into a separation agreement with Steve Jacobson under which, among other things, he agreed to a) resign as an employee of the Company; b) return 545,454 shares of stock held by him to the Company in payment of the $118,629 he owed the Company as of that date; and c) transfer voting rights for shares owned or held in trust by him to Myron Anduri, an employee of the Company, for five years. Under the agreement, the Company agreed to issue Steve Jacobson 450,000 options to purchase shares of the Company's common stock at $0.22 per share, with such options vesting over a three year period at a rate of 150,000 shares per year.

On December 19, 2003 the Company entered into a settlement and release agreement with a former director, Herb Jacobson, and his wife. Under terms of the agreement, Mr. & Mrs. Jacobson and the Company agreed to dismiss any and all claims against each other in return for, among other things, payment of a total of $25,000 over a four month period from the Company to Mr. Jacobson. In addition, Mr. and Mrs. Jacobson, along with their son Steven Jacobson, agreed to refrain from selling, transferring, conveying or otherwise disposing of their remaining share ownership for a period of eighteen months subsequent to selling an aggregate of 850,000 shares. As a result of the agreement, the Company recorded a gain of $23,912 due to a reduction in the amount previously recorded by the Company as owed to Mr. Jacobson.

12.  Stock  options

Upon the reverse acquisition of Peregrine, Inc. on February 1, 2002, the 2000 Performance Stock Option Plan (the "Plan") of PCT was automatically terminated. As such, no options were outstanding as of December 31, 2002. This option plan was subsequently adopted by the Company's Board effective January 1, 2003. The Company may issue a maximum of 4,000,000 shares of common stock under the Plan. The Plan provides for awards in the form of options, including incentive stock options and non-qualified stock options. Under the plan, options granted vest at a rate set by the board of directors or committee appointed by the board directors, options are exercisable up to 10 years from the date of grant at not less than 100% of the fair value of the common stock on the date of grant. If the option holder owns 10% or more of the Company's common stock, the options are excercisable at not less than 110% of the fair value of the common stock on the date of grant. At the Company's Annual Shareholders meeting held in November 2003, the shareholders approved a name change for the plan to the Nighthawk Systems, Inc. 2003 Stock Option Plan and increased the number of shares eligible for distribution under the plan to 5,000,000.

The Company has elected to continue to account for stock option grants in accordance with APB 25 and related interpretations. Under APB 25, where the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized. As all employee options were issued at or above market during 2003, no compensation expense was recognized during 2003. If compensation expense for the Company's stock-based compensation plans had been determined consistent with SFAS 123, the Company's net loss and net loss per share including pro forma results would have been the amounts indicated below:


                                                 YEAR ENDED DECEMBER 31,
                                         ---------------------------------------
                                                 2003                  2002
                                           ------------           -------------
Net loss:                                  $   (552,457)          $  (1,462,916)
As  reported
Total  stock-based employee compensation
expense  determined under  fair  value
based method  for  all  employee  awards
net of related tax effects                      (13,685)                     0
                                           ------------           --------------
Pro forma net loss                         $   (566,142)          $  (1,462,916)

Pro  forma  net  loss  per  share:
As  reported:
Basic and diluted                          $      (0.03)          $       (0.08)
Pro  forma:
Basic and diluted                          $      (0.03)          $       (0.08)

The pro forma effect on net loss may not be representative of the pro forma effect on net income or loss of future years due to, among other things: (i) the vesting period of the stock options and the (ii) fair value of additional stock options in future years.

For the purpose of the above table, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions:


                                            2003         2002

Dividend yield                               0.0%         n/a
Expected volatility                     1.229 - 1.316     n/a
Risk-free interest rate                     4.50%         n/a
Expected life in years                     1 - 3          n/a

The weighted average fair value at date of grant for options granted during 2003 was from $0.009 to $0.027 using the above assumptions.

During 2003, the Company issued 375,000 options to purchase common stock of the Company to non-employees, 325,000 of which vested immediately. The remaining 50,000 vest over a three year period. In accordance with SFAS 123, the Company recognized approximately $6,800 in expense related to the portion of the options vesting during 2003. A total of 1,935,000 options were issued to employees during 2003, all of which vest in thirds on the first, second and third anniversary dates of their issue.

There was no stock option activity during the year ended December 31, 2002. The following summarizes the stock option activity for the year ended December 31, 2003:

                                SHARES          WEIGHTED AVERAGE EXERCISE PRICE
                               ---------         -------------------------------
Outstanding at beginning
of year                               0                                $       -
Options granted               2,310,000                                     0.22
Options exercised                     0                                        -
Options forfeited or
expired                          25,000                                     0.22
                             ----------
Outstanding at end of year    2,285,000                                     0.22
                             ----------
Options exercisable at
year end                        325,000                                     0.22
                            -----------
Options available for
grant at end of year          2,715,000
                            -----------

Options outstanding at December 31, 2003 which have not yet vested will vest in thirds on the first, second and third anniversary dates of their issuance as follows: 486,667 on January 1, 2004, 2005 and 2006; 150,000 on September 8,
2004,  2005  and  2006;  and  16,667  on  November  1,  2004,  2005  and  2006.

13.  Deferred  revenue

In December 2002, the Company received $432,600 from a customer in return for a commitment to build 1,400 remote control units for specific unmanned computer kiosk sites throughout the United States. The entire amount was recognized as revenue throughout 2003 as the units were shipped.

14.  Subsequent  events

During the first quarter of 2004, the Company issued 733,333 shares of common stock and 733,333 warrants to purchase the Company's common stock for $0.25 per share in return for cash proceeds of $110,000, an additional 150,000 shares for services to be performed from February through April 2004, and 330,000 shares as the result of the exercise of stock options.

In 2001, PCT issued 391,200 shares of its common stock in return for $391,200 in cash proceeds. Based on a review of Company records during 2003, Company management determined that the 391,200 of associated warrants to purchase 391,200 shares of common stock at $1.50 per share were never delivered to the purchasers subsequent to their investment. Company management also determined this to be the case with 255,000 shares issued by the Company between January and June 2002 in return for $255,000 in cash proceeds, for which warrants to purchase 255,000 shares at $1.50 per share should have been delivered. According to Company records, all such warrants should have been exercisable for a period of two years from their date of issuance; therefore, the 391,200 warrants owed to investors from 2001 expired without being delivered to the investors. In order to fulfill the terms of their investment, in January 2004 the Company granted new warrants to each of the investors whose funds were received in 2001 and during the first six months of 2002 in order to permanently replace those that were never issued. Terms of the new warrants allow the investor to purchase one share of Series A Preferred Stock for $2.50 per share for every $10 originally invested in the Company. The Preferred Stock will pay a quarterly dividend of 7% annual interest in the form of Company common stock. The Preferred Stock is convertible into common shares of the Company on a 1 for 10 basis at any date through June 30, 2005. On that date, all outstanding Preferred Stock will convert to common stock on a 1 for 10 basis. The new warrants to purchase Preferred Stock must be exercised on or before April 30, 2004.

15.  Restatement

During 2003, management of the Company became aware that 1,475,000 shares of the Company's common stock had been issued, but not accounted for by prior management, in return for $300,000 of consulting and other services related to the reverse acquisition of the Company by PCT in 2002. Because the services were performed during 2002, the Company has restated its consolidated statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2002 in the accompanying financial statements to include this transaction. Following is a summary comparison of amounts previously reported with restated results:


                                                  YEAR ENDED
                                                   DECEMBER 31, 2002
                                                                  As Previously
                                             Restated               Reported
                                             ----------        ----------------

Revenues                                   $    661,199            $    661,199

Cost of goods sold                         $    349,075            $    349,075

Selling, general &
administrative expenses                    $  1,392,601            $  1,092,601

Net loss                                   $ (1,462,916)           $(1,162,916)

Net loss per basic
and diluted common share                   $      (0.08)           $     (0.06)

Weighted average common
shares outstanding - basic
and diluted                                  18,565,172              18,128,254

                                      F-18

                           Nighthawk Systems, Inc.
                      Condensed Consolidated Balance Sheet
                               September 30, 2004
                                   (unaudited)

        ASSETS

Current assets :
     Cash                                                      $    98,344
     Accounts receivable, net of allowance for
       doubtful accounts of $134                                    56,148
     Inventories                                                    42,489
     Other                                                         129,794
                                                               ------------

               Total current assets                                326,775


Furniture, fixtures and equipment, net                              14,993
Intangible assets, net                                               9,967
                                                               ------------
                                                               $   351,735
                                                               ============


      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Accounts payable                                           $   371,298
    Accrued expenses                                               210,839
    Line of credit                                                  19,842
    Notes payable:
        Related parties                                             16,214
        Other                                                      391,912
    Other                                                           35,415
                                                               ------------
               Total  current liabilities                        1,045,520

Long term liabilities:
    Convertible debt                                               231,250
    Other                                                           25,000
                                                               ------------
           Total liabilities                                     1,301,770

Commitments and contingencies

Stockholders' deficit:
    Preferred stock; $0.001 par value; 5,000,000
      shares authorized; 5,000 shares issued and outstanding;
      liquidation preference $12,500                                     5
    Common stock; $0.001 par value; 50,000,000
      shares authorized; 30,622,518 issued and outstanding          30,622
    Additional paid-in capital                                   3,752,124
    Special warrants                                               188,775
    Accumulated deficit                                         (4,921,561)
                                                               ------------
               Total stockholders' deficit                        (950,035)
                                                               ------------

                                                               $   351,735
                                                               ============

                     The accompanying notes are an integral
                       part of these financial statements.

                                      Nighthawk Systems, Inc.
                           Condensed Consolidated Statements of Operations
                                             (unaudited)

                                                 Three months ended           Nine months ended
                                                     September 30,              September 30,
                                              --------------------------  --------------------------
                                                   2004          2003          2004          2003
                                              ------------  ------------  ------------  ------------

Product sales, net                            $   221,723   $   209,279   $   485,948   $   904,551

Cost of goods sold                                163,786       145,380       344,409       522,979
                                              ------------  ------------  ------------  ------------
     Gross profit                                  57,937        63,899       141,539       381,572

Selling, general and administrative expenses      348,005       287,876       888,950       911,946
Reversal of 2002 consulting expense                     -             -             -       (39,000)
                                              ------------  ------------  ------------  ------------
     Loss from operations                        (290,068)     (223,977)     (747,411)     (491,374)
                                              ------------  ------------  ------------  ------------

 Interest expense:
     Related parties                               34,041         4,726        39,641        11,387
     Other                                         97,329         5,113       153,918        23,600
                                              ------------  ------------  ------------  ------------

     Loss from continuing operations             (421,438)     (233,816)     (940,970)     (526,361)
                                              ------------  ------------  ------------  ------------

Discontinued operations:
    Loss from operations of
       discontinued segment                                      (5,778)                    (14,472)
    Gain on disposal of
       discontinued segment                                      92,443                      92,443
                                                            ------------                ------------


Net loss                                         (421,438)     (147,151)     (940,970)     (448,390)

Less: preferred stock dividends                      (223)            -          (420)            -
                                              ------------  ------------  ------------  ------------

Net loss to common stockholders               $  (421,661)  $  (147,151)  $  (941,390)  $  (448,390)
                                              ============  ============  ============  ============

Loss from continuing operations per
  basic and diluted common share              $     (0.01)  $     (0.01)  $     (0.03)  $     (0.02)
                                              ============  ============  ============  ============

Income from discontinued operations per
  basic and diluted common share                                      *                           *
                                                            ============                ============

Net loss to common stockholders per
  basic and diluted common share              $     (0.01)  $     (0.01)  $     (0.03)  $     (0.02)
                                              ============  ============  ============  ============

Weighted average common shares outstanding,
  basic and diluted                            28,714,168    22,994,057    27,190,261    22,970,851
                                              ============  ============  ============  ============

*  Less than $0.01 per share

                               The accompanying notes are an integral
                                 part of these financial statements.

                                                Nighthawk Systems, Inc.
                               Condensed Consolidated Statement of Stockholders' Deficit
                                         Nine Months Ended September  30, 2004
                                                      (unaudited)

                                  Preferred  Stock           Common  Stock       Additional
                                  -----------------          --------------      Paid-in      Special      Accumulated
                                  Shares      Amount      Shares      Amount     Capital     Warrants      Deficit       Total
                                  -------     -------     -------     -------    --------    ---------     --------      ------

Balances, December 31, 2003           -            -      24,320,902   $24,321   $2,855,289         -   $(3,980,591)  $(1,100,981)

Common stock and
  warrants issued and
  options exercised for cash                               1,488,333     1,488      235,862   $188,775                    426,125

Common stock issued for services                           1,340,000     1,340      195,760                               197,100

Common stock issued for interest                              56,667        57       11,276                                11,333

Conversion of notes payable
  to common stock and warrants                             1,364,423     1,364      302,113                               303,477

Preferred stock issued for cash       5,000  $      5                                12,495                                12,500

Issuance of stock
  options to consultants                                                             26,798                                26,798

Warrants issued for cash                                                             18,750                                18,750

Common stock
  issed for debenture
  placement fee                                              100,000       100       12,400                                12,500

Beneficial conversion
  feature of
  convertible debt                                                                   83,333                                83,333

Common stock issued
   for investment
  agreement placement fee                                  2,000,000     2,000       (2,000)                                    -

Cancelation of shares                                        (50,000)      (50)          50                                     -

Series A preferred dividends                                    2,193         2          (2)                                    -

Net loss                                                                                                    (940,970)     (940,970)
                                   ----------  ---------    ----------- --------- ------------ --------- ------------  ------------

Balances, September 30, 2004          5,000  $      5      30,622,518   $30,622   $3,752,124   $188,775  $(4,921,561)     (950,035)
                                   ========= =========    ===========  ========  ===========  ========  ============  ============

                                        The accompanying notes are an integral
                                          part of these financial statements.

                                    Nighthawk Systems, Inc.
                        Condensed Consolidated Statements of Cash Flows
                                          (unaudited)
                                                                          Nine months ended
                                                                            September 30,
                                                                        -----------------------
                                                                              2004        2003
                                                                         ----------  ----------


Cash flows from operating activities:
      Net loss                                                           $(940,970)  $(448,390)
                                                                         ----------  ----------

Adjustments to reconcile net loss to
   net cash used in operating activities:

   Loss from operations of discontinued segment                                  -      14,472
   Gain on disposition of operating segment                                      -     (92,443)
   Depreciation and amortization                                             5,781       2,127
   Beneficial conversion feature                                            83,333           -
   Common stock issued for services                                        197,100           -
   Common stock and warrants issued for interest                            77,616      11,500
   Common stock issued for placement fee                                    12,500
   Issuance of stock options to consultants                                 26,798           -
   Cancellation of consulting agreement                                          -     (39,000)
   Loss from settlement of shareholder receivable                                -       4,992
Change in assets and liabilities:
   Decrease (increase) in accounts receivable                              (14,231)    154,556
   Decrease (increase) in inventories                                       32,840     (60,105)
   Increase in other assets and intangible assets                          (95,748)    (23,247)
   Increase (decrease) in accounts payable                                 (21,240)    129,811
   Increase in accrued expenses                                             32,430      30,984
   Decrease in deferred revenue                                                  -    (415,829)
   Increase (decrease) in customer deposits                                (58,129)     60,000
   Increase in other liabilities                                            55,000           -
                                                                         ----------  ----------
Total adjustments                                                          334,050    (222,182)
                                                                         ----------  ----------

Net cash used in operating activities of continuing operations           $(606,920)  $(670,572)
                                                                         ----------  ----------

Cash flows from investing activities:
   Purchases of furniture, fixtures and equipment                                -     (12,655)
                                                                         ----------  ----------
Net cash used in investing activities                                            -     (12,655)
                                                                         ----------  ----------

Cash flows from financing activities:
   Repayment of cash overdraft                                              (3,902)          -
   Proceeds from notes payable, related parties                             25,809      43,733
   Payments on notes payable, related parties                              (35,054)    (40,495)
   Payments made on factoring arrangement, net                                   -     (82,502)
   Proceeds from issuance of convertible debt and warrants                 250,000           -
   Proceeds from notes payable, other                                       85,000     250,000
   Payments on notes payable, other                                        (30,214)    (14,383)
   Payments on other related party payable                                 (25,000)          -
   Net proceeds from issuance of common stock and warrants                 237,350     128,000
   Proceeds from issuance of preferred stock                                12,500           -
   Net proceeds from issuance of special warrants                          188,775           -
                                                                         ----------  ----------
Net cash provided by financing activities                                  705,264     284,353
                                                                         ----------  ----------

Cash used in discontinued operations                                                   (25,636)
                                                                                     ----------

Net increase (decrease) in cash                                             98,344    (424,510)
Cash, beginning                                                                  -     428,677
                                                                         ----------  ----------
Cash, ending                                                             $  98,344   $   4,167
                                                                         ==========  ==========


Supplemental disclosure of cash flow information:

Cash paid for interest                                                   $  21,900   $   4,708
                                                                         ==========  ==========

Supplemental disclosure of non-cash investing and financing activities:

Conversion of notes payable and accrued interest to common stock
  Notes payable                                                          $ 215,015
  Accrued interest                                                          22,179
                                                                         ----------
  Total balance converted                                                $ 237,194
                                                                         ==========


Preferred stock dividends                                                $     420
                                                                         ==========
                             The accompanying notes are an integral
                              part of these financial statements.

                       NIGHTHAWK  SYSTEMS,  INC.
              NOTES  TO  CONDENSED  CONSOLIDATED  FINANCIAL  STATEMENTS
                  NINE  MONTHS  ENDED  SEPTEMBER  30,  2004  AND  2003
                                  (unaudited)

1.   Basis  of  presentation:

The accompanying unaudited condensed consolidated financial statements, which include the accounts of Nighthawk Systems, Inc. and its subsidiary PCT (collectively referred to herein as "the Company"), have been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information. In the opinion of management, all adjustments (consisting of only normal recurring items), which are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. These condensed consolidated financial statements should be read in conjunction with a reading of the financial statements and notes thereto included in the Company's Form 10-KSB annual report for 2003 filed with the Securities and Exchange Commission (the "SEC").

    Going  concern,  results  of  operations  and  management's  plans:

The Company has incurred operating losses for several years. These losses have caused the Company to operate with limited liquidity and have created a stockholders' deficit of approximately $950,000 and a working capital deficiency of approximately $719,000 as of September 30, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to address these concerns include:

     1.  Raising  working  capital  through  additional  borrowings.
     2. Raising equity funding through sales of the Company's common stock or preferred stock.
     3. Improving working capital through increased sales of the Company's products and services and the reduction of expenses.

The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise be unable to continue as a going concern.

As noted in Note 7 to these financial statements, in August 2004, the Company signed a financing arrangement with Dutchess Private Equities, II, L.P. ("Dutchess") which was amended on August 26, 2004 and on September 24, 2004. Under the terms of the amended arrangement, the Company received a total of $250,000 under a debenture during the three-month period ended September 30, 2004. The Company also signed an investment agreement under which, subject to the effectiveness of an SB-2 registration statement to be filed with the Securities and Exchange Commission ("SEC") which will cover the sale of common stock to be issued to Dutchess under the agreement, Dutchess agreed to purchase up to $10.0 million in common stock from the Company, at the Company's discretion, over the next three years, subject to certain limitations including the Company's then current trading volume. On November 3, 2004, the Company filed an SB-2 registration statement with the SEC to register the shares underlying the debenture and the investment agreement.

2.  Significant  accounting  policies

    Revenue  recognition

Revenue from product sales is recognized when all significant obligations of the Company have been satisfied. Revenues from equipment sales are recognized either on the completion of the manufacturing process, or upon shipment of the equipment to the customer, depending on the Company's contractual obligations. The Company occasionally contracts to manufacture items, bill for those items and then hold them for later shipment to customer-specified locations.

During the nine months ended September 30, 2004, the Company's largest customers accounted for 26%, 24% and 14% of sales respectively, and the Company purchased 52% and 13% of its materials from two suppliers. During the three months ended September 30, 2004, the Company's largest customers accounted for 35%, 31% and 12% of sales, respectively and the Company purchased 51% and 29% of its materials from two suppliers. During the nine months ended September 30, 2003, the Company's two largest customers accounted for approximately 55% and 33% of sales respectively. During the three months ended September 30, 2003, the Company's two largest customers accounted for approximately 39% and 32% of sales.

    Inventories

Inventories at September 30, 2004 consist entirely of parts and pre-manufactured component parts. The Company monitors inventory for turnover and obsolescence, and records reserves for excess and obsolete inventory as appropriate. The Company did not have a reserve for excess or obsolete inventory as of September 30, 2004.

   Net  loss  per  share

Basic net loss per share is computed by dividing the net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the year. Diluted net loss per share reflects the potential dilution that could occur if dilutive securities were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect of such inclusion would reduce a loss or increase earnings per share. For the three and nine month periods ended September 30, 2004 and 2003, the effect of the inclusion of dilutive shares would have resulted in a decrease in loss per share. Accordingly, the weighted average shares outstanding have not been adjusted for dilutive shares.

    Stock-based  compensation

The Company has elected to continue to account for stock option grants in accordance with APB 25 and related interpretations. Under APB 25, where the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized. No employee options were vested during the three month and nine month periods ending September 30, 2003. The Company issued employee options in September, October and November 2003 that vest over three year periods. The Company has not recognized compensation expense during the three and nine month periods ended September 30, 2004 because the exercise price of the options equaled or exceeded the market price of the Company's common stock on the dates the options were granted. The weighted average fair value at date of grant for options granted during 2003 was from $0.009 to $0.027. If compensation expense for the Company's stock-based compensation plans had been determined consistent with SFAS 123, the Company's net loss and net loss per share including pro forma results would have been the amounts indicated below:

                                                               Three Months Ended September 30,
                                                              ---------------------------------
                                                                          2004        2003
                                                                      -----------  ----------
Net loss applicable to common stockholders:                           $ (421,661)  $(147,151)

As reported
Total stock-based employee compensation expense determined
  under fair value based method for all employee awards, net
  of related tax effects                                                   (3,510)          -
                                                                      ------------  ----------
Pro forma net loss applicable to common stockholders                  $  (425,171)  $(147,151)
                                                                      ============  ==========

Pro forma net loss per share applicable to common stockholders:
As reported:
Basic and diluted                                                     $     (0.01)  $   (0.01)
Pro forma:
Basic and diluted                                                     $     (0.01)  $   (0.01)

*  Less than $0.01 per share

                                                                Nine Months Ended September 30,
                                                                 -------------------------------
                                                                         2004        2003
                                                                    -------------  ----------
Net loss applicable to common stockholders:                         $    (941,390) $(448,390)

As reported
Total stock-based employee compensation expense determined
  under fair value based method for all employee awards, net
  of related tax effects                                                  (10,305)         -
                                                                    -------------  ----------
Pro forma net loss applicable to common stockholders                $    (951,695) $(448,390)
                                                                    =============  ==========

Pro forma net loss per share applicable to common stockholders:
As reported:
Basic and diluted                                                   $      (0.03)  $   (0.02)
Pro forma:
Basic and diluted                                                   $      (0.04)  $   (0.02)

The pro forma effect on net loss may not be representative of the pro forma effect on net income or loss of future years due to, among other things: (i) the vesting period of the stock options and the (ii) fair value of additional stock options in future years.

During March and August of 2004, the Company issued options to purchase 330,000 and 300,000 shares of common stock of the Company, respectively, to non-employees which vested immediately. The weighted average fair value at date of grant for the options granted during the first nine months of 2004 was $0.042. In accordance with SFAS 123, the Company recognized $26,798 in expense during the nine-month period ended September 30, 2004 related to these and other previously issued options to consultants which vested during the period.

For the purposes of the above, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                               2004            2003

Dividend yield                 0.0%            0.0%
Expected volatility       1.094 - 1.122   1.229 - 1.316
Risk-free interest rate       4.50%           4.50%
Expected life in years          2             1 - 3


2.  Related  party  transactions:

During the nine months ended September 30, 2004, the Company repaid $10,054 on notes payable to two officers of the Company, as well as $25,000 to a shareholder and former director under an arrangement entered into in December 2003. The Company also borrowed and repaid approximately $25,000 from a company in which its Chairman is a partner.


In August 2004, in an effort to improve its working capital position, the Company issued 739,423 common shares and warrants to purchase 739,423 common shares at $0.20 per share to two individuals and a company in exchange for approximately $107,000 in notes payable plus accrued interest owed them by the Company. One of the individuals is an officer of the Company, one is a business partner of the Company's Chairman, and the company is affiliated with the father of the Company's Chairman. Based on calculations using Black-Scholes, the fair value of the warrants issued to the three parties was $38,533. This amount is reflected in interest expense and additional paid-in capital for the periods ended September 30, 2004.

3.  Notes  payable

In April 2004, the Company reached an agreement with its largest creditor under which, in return for an additional $25,000 in borrowings and the extension of the maturity dates of his three notes to July 31, 2004, the Company granted the creditor a secured position in the assets of the Company. The Company also agreed to pay the creditor cash interest at an annual rate of 8% retroactive to the signing of the notes, and monthly at an annual rate of 8% on the new total of $375,000 in notes, with $750 of the monthly interest due being paid in cash and the remainder being paid in stock at a rate of $0.20 per share. For the period of March through September of 2004, the Company issued 56,667 shares to the creditor for $11,333 of interest owed under this arrangement. In August 2004, the creditor extended the maturity dates of the notes to October 31, 2004, and converted $50,000 of his $210,000 convertible note to 250,000 shares of common stock of the Company. The Company is currently in discussions with the creditor regarding another extension of the maturity dates of the creditor's notes.

In July 2004, the creditor also loaned the Company an additional $60,000 under a 90-day arrangement for the purpose of purchasing parts needed to complete orders that had been placed by the Company's customers as of that date. Under this arrangement, the creditor will receive varying percentages of the cash collected from those customers until his note balance, plus interest at the annual rate of 10% is collected in full.

Effective June 30, 2004, a creditor of the Company converted $71,640 in principal and $8,876 in accrued interest into 375,000 shares of the Company's common stock and a warrant to purchase 375,000 shares of common stock at $0.25 per share. Based on a calculation using Black-Scholes, the warrant's fair value at that date was $27,750. This amount is reflected in interest expense and additional paid-in capital for the nine-month period ended September 30, 2004.

During the six-month period ended June 30, 2004, the Company repaid a stockholder $7,543 owed to him under a short-term note, and made $3,725 in payments to a financial institution.

4.  Stock  transactions:

During the nine months ended September 30, 2004, the Company received $127,850, net of offering costs of $900, for the issuance of 858,333 shares of common stock and warrants to purchase 858,333 additional shares for $0.25 per share. A total of 1,340,000 shares of common stock were issued during the nine month period to consultants in return for $197,100 in services, and the Company received $109,500 in cash proceeds upon the exercise of 630,000 options issued to consultants during the period.

In order to provide the Company with working capital, a Canadian brokerage firm sponsored a private placement of up to $300,000 in Special Warrants, which are convertible into shares of common stock of the Company at $0.20 per share, and also provide the purchaser with a warrant to purchase an equal number of shares of common stock of the Company for a period of two years at $0.30 per share. The Special Warrants will automatically convert at the earlier of i) an effective registration statement filed with the Securities and Exchange
Commission or receipt of a qualified prospectus by a Canadian provincial authority, whichever comes later; or ii) one year from their date of issue. As of June 30, 2004, when the Special Offering was closed, the Company had issued $188,775 in Special Warrants, net of issuance costs of $43,625.

In 2001, PCT issued 391,200 shares of its common stock in return for $391,200 in cash proceeds. Based on a review of Company records during 2003, Company management determined that associated warrants to purchase 391,200 shares of common stock at $1.50 per share were never delivered to the purchasers subsequent to their investment. Company management also determined this to be the case with 255,000 shares issued by the Company between January and June 2002 in return for $255,000 in cash proceeds, for which warrants to purchase 255,000 shares at $1.50 per share should have been delivered. According to Company records, all such warrants should have been exercisable for a period of two years from their date of issuance; therefore, the warrants owed to investors from 2001 expired without being delivered to the investors. In order to fulfill the terms of their investment, in January 2004 the Company offered new warrants to each of the investors whose funds were received in 2001 and during the first six months of 2002 in order to permanently replace those that were never issued. Terms of the new warrants allowed the investors to purchase one share of Series A Preferred Stock for $2.50 per share for every $10 originally invested in the Company. The Preferred Stock will pay a 7% annual dividend, on a quarterly basis, in the form of Company common stock. The Preferred Stock is convertible into common shares of the Company on a 1 for 10 basis at any date through June 30, 2005. On that date, all outstanding Preferred Stock will convert to common stock on a 1 for 10 basis. The new warrants to purchase Preferred Stock were to be exercised on or before April 30, 2004. A total of 5,000 shares of Series A Preferred Stock were purchased through the exercise of the warrants. Preferred stock dividends of $420 were accrued in the form of 2,193 shares of common stock of the Company.

During the second quarter of 2003, the Company canceled 300,000 shares of common stock previously issued to a consultant during 2002. A $39,000 reduction in consulting expense was recorded during the second quarter of 2003 related to this cancellation, as the Board of Directors determined that the shares had not been properly authorized for issuance, and that there was a lack of sufficient evidence that any services had been performed.

5.  Discontinued  operations:

Effective July 31, 2003, the Company sold the remaining assets and liabilities of its paging airtime business segment. The financial results of this paging business segment are presented as discontinued operations in the accompanying financial statements.

6.  Legal  matters

In May 2003, the Company was sued by a former Board member seeking recovery for the value of 350,000 shares, or $209,500, and $120,000 due his firm under a retainer agreement between the Company and his firm. The former Board member had previously signed a settlement agreement with the Company in which he agreed to cancel all potential claims against the Company and its directors in return for 150,000 unregistered shares trading at a value of $0.60 or higher. In October 2004 we reached an agreement with the former board member to settle the case. Under the Settlement Agreement and Release, we made a cash payment to the former director of $10,000 during October 2004, and are scheduled to make cash payments of $20,000 in January 2005 and $25,000 in October 2005.

The Company, along with the current officers and board members and several former directors, were sued by a former director and his son for, among other things, breach of contract for unlawful termination and failure to provide stock. The alleged breaches and other claims all stem from their service as director of the Company and chief financial officer, respectively, for part of 2001 and part of 2002. The aggregate amount of damages claimed is not specified. The case is proceeding in the state court in Denver, Colorado. Several of the individually-named defendants have been voluntarily dismissed by the plaintiffs. The Company plans to vigorously defend itself and its current directors and officers, and filed a counterclaim against the plaintiffs for non-performance and breach of fiduciary duties. This counterclaim was allowed to proceed by the court over the objection of the plaintiffs. No assurance can be given, however, as to the ultimate outcome of the case.

7.     Convertible  debt  and  investment  agreement

In August 2004, the Company signed a financing arrangement with Dutchess Private Equities, II, L.P. ("Dutchess") which was amended on August 26, 2004 and on
September 24, 2004. Under the terms of the amended arrangement, the Company received $100,000 under a convertible debenture on August 11, 2004, $25,000 on August 26, 2004, and $125,000 under the debenture on September 27, 2004. Interest accrues on the debenture at an annual rate of 8%. As of September 30, 2004, the debenture was convertible into common shares anytime prior to its maturity on August 10, 2007 at the lesser of (i) 75% of the lowest closing bid price on the date of conversion, or (ii) twelve and a half cents ($0.125). Any portion of the debenture that remains outstanding at August 10, 2007 will automatically convert into common shares. The number of shares converted at any time is limited so as not to exceed 4.99% of the outstanding shares of Nighthawk common stock outstanding. In addition, Dutchess was issued a warrant to purchase up to 250,000 shares of common stock at a price of twelve and a half cents ($0.125) for a period of up to five years. The Company has recognized a debt discount of $18,750 which represents the fair value of the warrant on its date of issuance, and has recorded a beneficial conversion feature of $83,333 based on the debenture's terms for conversion as of September 30, 2004. The Company also issued a placement agent fee $12,500 in cash and 100,000 shares of common stock, valued at $12,500, for the issuance of the debenture. The Company also incurred fees of $7,500 related to the issuance of the debenture. All fees associated with the issuance of the debenture have been capitalized and will be amortized over the period the debenture is outstanding. On October 10, 2004, the conversion rate of the debenture was lowered to 73% subject to a penalty clause in the Company's agreement with Dutchess. The Company recorded an additional beneficial conversion feature of $9,132 related to this change subsequent to September 30, 2004.

The Company also signed an investment agreement with Dutchess on August 10, 2004 under which Dutchess agreed to purchase up to $10.0 million in common stock from the Company, at the Company's discretion, over the next three years, subject to certain limitations including the Company's then current trading volume. The Company issued 2.0 million shares to the placement agent involved in this transaction with Dutchess and incurred an additional $7,500 in costs related to the issuance of the investment agreement. The Company has recorded the fees and costs related to the investment agreement as an offset to additional paid-in capital in the accompanying financial statements. The Company also signed a consulting agreement with a company in which an employee of Dutchess is a member of management. Under the agreement, the company was issued 500,000 shares of Company common stock.